                          OFFER TO PURCHASE FOR CASH
                      12,400,000 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF

                             MAGMA POWER COMPANY
                                      AT
                              $35 NET PER SHARE

                                      BY

                         CE ACQUISITION COMPANY, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                       CALIFORNIA ENERGY COMPANY, INC.

- - -------------------------------------------------------------------------------
      THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
    AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 3, 1994,
                        UNLESS THE OFFER IS EXTENDED.
- - -------------------------------------------------------------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH THE PURCHASER TO PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE JUDGMENT, THAT THE PURCHASER HAS OBTAINED FINANCING SUFFICIENT TO ENABLE IT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND
(4) AUTHORIZATION BY CECI'S STOCKHOLDERS OF THE ISSUANCE OF CECI COMMON STOCK SUFFICIENT TO COMPLETE THE PROPOSED MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 12.


                                  IMPORTANT


   Any stockholder desiring to tender all or any portion of his Shares (and the associated Rights) should either (1) complete and sign the enclosed Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, have his signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile with his certificates evidencing his Shares and, if separate, the certificates representing the associated Rights, and any other required documents to the Depositary, or follow the procedure for book-entry transfer of Shares (and Rights, if applicable) set forth in Section 4, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares and, if applicable, Rights so registered. Unless and until the Purchaser, in its sole judgment, declares that the Merger Agreement Condition is satisfied, stockholders will be required to tender one Right for each Share tendered pursuant to the Offer in order to effect a valid tender of such Share. A stockholder who desires to accept the Offer and tender Shares and Rights and whose certificates for such Shares (and Rights, if applicable) are not immediately available should tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 4.

   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.


                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.


October 6, 1994

                              TABLE OF CONTENTS

                                                                                            PAGE
                                                                                         --------
INTRODUCTION ........................................................................... 1
THE TENDER OFFER ....................................................................... 4

   1. Terms of the Offer; Expiration Date; Proration ................................... 4
   2. Acceptance for Payment and Payment for Shares and Rights ......................... 6
   3. Withdrawal Rights ................................................................ 7
   4. Procedure for Tendering Shares and Rights ........................................ 8
   5. Certain Federal Income Tax Consequences .......................................... 11
   6. Price Range of Shares; Dividends ................................................. 12
   7. Effect of the Offer on the Market for the Shares and Exchange Act Registration  .. 13
   8. Certain Information Concerning the Company ....................................... 14
   9. Certain Information Concerning the Purchaser and CECI ............................ 15
  10. Background of the Offer; Contacts with the Company ............................... 16
  11. Purpose of the Offer and the Proposed Merger ..................................... 26
  12. Certain Conditions of the Offer .................................................. 32
  13. Source and Amount of Funds ....................................................... 35
  14. Dividends and Distributions ...................................................... 35
  15. Certain Legal Matters ............................................................ 36
  16. Fees and Expenses ................................................................ 38
  17. Miscellaneous .................................................................... 39

Schedule I  --Directors and Executive Officers of the Purchaser, CECI and PKS  ......... S-1
Schedule II --Schedule of Transactions in Shares During the Past 60 Days
              by the Purchaser and CECI ................................................ S-6

To All Holders of Shares of Common Stock (including the Associated Preferred Share Purchase Rights) of Magma Power Company:


                                 INTRODUCTION


   CE Acquisition Company, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of California Energy Company, Inc., a Delaware corporation ("CECI"), hereby offers to purchase 12,400,000 shares of Common Stock, par value $0.10 per share ("Shares"), of Magma Power Company, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Merger Agreement Condition (as defined below) has been satisfied) the associated Preferred Share Purchase Rights (the "Rights") to be issued on October 14, 1994 pursuant to the Rights Agreement, dated on or about October 3, 1994, between the Company and a Rights Agent (the "Rights Agreement"), at $35 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The 12,400,000 Shares sought pursuant to the Offer constitute approximately 51% of the Shares on a fully diluted basis. Unless the context otherwise requires, all references to Shares shall include the associated Rights. All references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.


   Tendering stockholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Gleacher & Co. Inc. (the "Dealer Manager"), Lehman Brothers Inc. ("Lehman"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer.


   The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. CECI is seeking to negotiate with the Company a definitive acquisition agreement (the "Proposed Merger Agreement") pursuant to which the Purchaser would, as soon as practicable following consummation of the Offer, consummate a merger or other business combination (the "Proposed Merger") with the Purchaser or another direct or indirect wholly owned subsidiary of CECI. In the Proposed Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect wholly owned subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the Nevada General Corporation Law (the "NGCL")) would be converted into the right to receive cash and shares of common stock, par value $0.0675 per share, of CECI ("CECI Common Stock") having a combined cash and market value of $35 per Share. The per Share amount of cash and CECI Common Stock to be distributed in the Proposed Merger would be determined such that the blended purchase price for all Shares acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger would be $25 in cash, without interest thereon, and $10 in market value of CECI Common Stock, as established within a range of certain maximum and minimum prices for the CECI Common Stock. See
Section 11.

   The Offer is conditioned on, among other things, the Company having entered into a definitive merger agreement with the Purchaser to provide for the acquisition of the Company pursuant to the Offer and the Proposed Merger. See Section 12. BY TENDERING SHARES INTO THE OFFER, THE COMPANY'S STOCKHOLDERS EFFECTIVELY WILL EXPRESS TO THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY'S BOARD") THAT THEY WISH TO BE ABLE TO ACCEPT THE OFFER AND TO APPROVE THE PROPOSED MERGER OR A SIMILAR TRANSACTION WITH CECI AND ITS AFFILIATES. IN THE EVENT THAT CECI IS UNABLE TO NEGOTIATE THE PROPOSED MERGER AGREEMENT WITH THE COMPANY, THE PURCHASER MAY CHOOSE, UNDER CERTAIN CIRCUMSTANCES DESCRIBED HEREIN, TO WAIVE SUCH CONDITION AND PURCHASE SHARES PURSUANT TO THE OFFER, IN WHICH CASE IT WOULD SEEK TO OBTAIN MAXIMUM REPRESENTATION ON THE COMPANY'S BOARD, EITHER THROUGH THE SOLICITATION OF PROXIES OR WRITTEN CONSENTS. See Section 11.

   IN ORDER TO INCREASE THE LIKELIHOOD THAT THE COMPANY AND THE PURCHASER ENTER INTO THE PROPOSED MERGER AGREEMENT, THE PURCHASER HAS TAKEN PRELIMINARY STEPS TO, AMONG OTHER THINGS, COMMENCE A SOLICITATION OF REQUESTS FOR THE CALLING OF A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS AT WHICH, AMONG OTHER THINGS, THE HOLDERS OF SHARES WOULD BE ASKED TO APPROVE EXPANDING THE SIZE OF THE COMPANY'S BOARD

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


FROM 11 TO 15 DIRECTORS AND FILLING FOUR NEW DIRECTORSHIPS CREATED THEREBY WITH NOMINEES OF THE PURCHASER. THE NOMINEES OF THE PURCHASER WILL BE COMMITTED TO ENSURING THAT THE OFFER AND THE PROPOSED MERGER GET A FULL AND FAIR HEARING BY THE COMPANY'S BOARD. ASSUMING ALL FOUR NOMINEES OF THE PURCHASER ARE ELECTED AT THE SPECIAL MEETING TO SERVE ON THE COMPANY'S BOARD, THE PURCHASER BELIEVES IT WOULD OBTAIN MAJORITY REPRESENTATION ON THE COMPANY'S BOARD (EIGHT SEATS OUT OF 15) IF IT SUBSEQUENTLY ELECTED ALL DIRECTORS STANDING FOR ELECTION AT THE COMPANY'S 1995 ANNUAL MEETING OF STOCKHOLDERS (THE "1995 ANNUAL MEETING"). THE PURCHASER WOULD BE ABLE TO ELECT ALL SUCH DIRECTORS AND OBTAIN MAJORITY REPRESENTATION ON THE COMPANY'S BOARD AT THE 1995 ANNUAL MEETING IF IT WERE TO PURCHASE A MAJORITY OF THE SHARES PURSUANT TO THE OFFER AND OBTAIN FULL VOTING POWER FOR SUCH SHARES AT A CONTROL SHARE SPECIAL MEETING (AS DEFINED IN SECTION 11) IF THE CONTROL SHARE STATUTE (AS DEFINED BELOW) IS APPLICABLE OR BY OTHER MEANS AVAILABLE TO IT. SEE SECTION 11.


   This Offer does not constitute a solicitation of proxies or consents of stockholders of the Company. Any such solicitation which the Purchaser may make will be made only pursuant to separate proxy or consent materials in compliance with the requirements of Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (SUCH CONDITION BEING REFERRED TO AS THE "MINIMUM TENDER CONDITION"),
(2) THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH THE PURCHASER TO PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER (SUCH CONDITION BEING REFERRED TO AS THE "MERGER AGREEMENT CONDITION"), (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE JUDGMENT, THAT THE PURCHASER HAS OBTAINED FINANCING SUFFICIENT TO ENABLE IT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER (SUCH CONDITION BEING REFERRED TO AS THE "FINANCING CONDITION") AND (4) AUTHORIZATION BY CECI'S STOCKHOLDERS OF THE ISSUANCE OF CECI COMMON STOCK SUFFICIENT TO COMPLETE THE PROPOSED MERGER (SUCH CONDITION BEING HEREIN REFERRED TO AS THE "CECI STOCKHOLDER APPROVAL CONDITION"). SEE SECTION 12.

   The Minimum Tender Condition. The Minimum Tender Condition requires that the number of Shares tendered and not withdrawn before the expiration of the Offer, together with the Shares beneficially owned by the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (the "June 1994 10-Q"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, as of June 30, 1994, there were 24,027,080 Shares outstanding. According to the Company's Proxy Statement for the 1994 Annual Meeting of Stockholders, dated May 11, 1994 (the "1994 Proxy Statement"), filed with the Commission pursuant to the Exchange Act, as of December 31, 1993, there were 598,250 Shares subject to outstanding options and, according to the Company's 1993 Annual Report to Shareholders, there were 19,925 Shares subject to a deferred stock incentive award program. The Purchaser beneficially owns 200,000 Shares, representing, based on information in the June 1994 10-Q and the 1994 Proxy Statement, approximately 1% of the outstanding Shares and approximately 1% of the outstanding Shares on a fully diluted basis, in each case excluding treasury shares. The Shares beneficially owned by the Purchaser and CECI were recently acquired in open market purchases. See Schedule II. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options and deferred stock awards are presently exercisable.

   Based on the foregoing and assuming no additional Shares or rights to acquire Shares have been issued since June 30, 1994 (other than Shares issued pursuant to the exercise of the stock options referred to above and deferred stock options), if the Purchaser purchases 12,400,000 Shares (the "Minimum Number of Shares") pursuant to the Offer, the Minimum Tender Condition would be satisfied. The Purchaser is only seeking to purchase the Minimum Number of Shares pursuant to the Offer. If for any reason the purchase of 12,400,000 Shares pursuant to the Offer would not satisfy the Minimum Tender Condition, the Purchaser may elect, subject to complying with applicable rules and regulations of the Commission, (i) to purchase additional Shares in the Offer such that the aggregate number of Shares purchased pursuant to the Offer would satisfy the Minimum Tender Condition, (ii) to terminate the Offer,

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


not accept for payment any Shares and return all tendered Shares to tendering stockholders or (iii) to waive or reduce the Minimum Tender Condition and waive any or all other conditions and accept for payment all Shares validly tendered and not withdrawn.

   The Merger Agreement Condition. The Merger Agreement Condition requires that the Company enter into a definitive merger agreement with the Purchaser that would provide for the acquisition of the Company by the Purchaser pursuant to the Offer and the Proposed Merger. Under the NGCL, in order for the Company to enter into the Proposed Merger Agreement, such agreement must be approved by the Company's Board. The Purchaser will require that such agreement contain provisions requiring the Company's Board to adopt a resolution providing, or take such other corporate action as may be required to ensure, that Sections 78.378 through 78.3793, inclusive, of the NGCL (the "Control Share Statute"), Sections 78.411 through 78.444, inclusive, of the NGCL (the "Merger Moratorium Statute") and the Rights are inapplicable to the Offer and the Proposed Merger. See Section 11.

   Although the Purchaser has sought to enter into negotiations with the Company with respect to the Proposed Merger Agreement and continues to pursue such negotiations, there can be no assurance that such negotiations will occur or, if such negotiations occur, as to the outcome thereof. In order to increase the likelihood that the Company and the Purchaser enter into the Proposed Merger Agreement, the Purchaser has taken preliminary steps to, among other things, commence a solicitation of requests for the calling of a special meeting of the Company's stockholders at which, among other things, the Company's stockholders would be asked to approve expanding the size of the Company's Board from 11 to 15 directors and filling the four new directorships created thereby with nominees of the Purchaser. The nominees of the Purchaser will be committed to ensuring that the Offer and the Proposed Merger get a full and fair hearing by the Company's Board. Assuming all four nominees of the Purchaser were elected at the special meeting to serve on the Company's Board, the Purchaser believes it would obtain majority representation on the Company's Board (eight seats out of 15) if it subsequently elected all directors standing for election at the 1995 Annual Meeting. The Purchaser would be able to elect all such directors and obtain majority representation on the Company's Board at the 1995 Annual Meeting if it were to purchase a majority of the Shares pursuant to the Offer and obtain full voting power for such Shares at a Control Share Special Meeting if the Control Share Statute is applicable or by other means available to it. See
Section 11.

   If the Purchaser determines that it is unlikely that the Merger Agreement Condition will be satisfied, the Purchaser may, but shall not be required to, waive the Merger Agreement Condition. The Purchaser does not currently intend to waive the Merger Agreement Condition unless (A) (i) it determines, in its sole judgment, that the Control Share Statute is inapplicable to the Offer or has otherwise been complied with such that all Shares purchased pursuant to the Offer will have full voting rights or (ii) the Offer is amended to add a condition requiring that the Control Share Statute be, in the sole judgment of the Purchaser, inapplicable to the Offer or otherwise have been complied with such that all Shares purchased pursuant to the Offer will have full voting rights, (B) (i) it determines, in its sole judgment, that the Merger Moratorium Statute is invalid or otherwise inapplicable to the Offer and the Proposed Merger or (ii) the Offer is amended to add a condition requiring that the Merger Moratorium Statute be, in the sole judgment of the Purchaser, inapplicable to the Offer and the Proposed Merger, and (C) (i) the Rights have been redeemed by the Company's Board or the Purchaser is satisfied, in its sole judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger or (ii) the Offer is amended to add a condition requiring that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger. The Purchaser intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside. See Section 11.

   The Financing Condition. The Financing Condition provides that the Offer is subject to the condition that the Purchaser shall be satisfied, in its sole judgment, that the Purchaser has obtained financing sufficient to enable it to consummate the Offer and the Proposed Merger. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares and Rights in the Offer will be approximately $434 million. The Purchaser estimates that approximately an additional $176 million will be required to effectuate the Proposed Merger. The Purchaser will obtain such funds through borrowings from commercial banks and other financial institutions and through a capital contribution by

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CECI from CECI's general corporate funds, which at June 30, 1994 aggregated
$379.5 million. The Purchaser anticipates that approximately one-half of the cash required to purchase Shares and Rights pursuant to the Offer and the Proposed Merger will be provided through a secured bank credit facility on terms and conditions to be determined. Although CECI's financial advisor has confirmed, on the basis of discussions with a number of proposed lenders, to the Purchaser its belief that the Purchaser can conclude the establishment of this facility on a timely basis, CECI has not yet received binding commitments from commercial banks to provide the required bank credit facility. See Section 11.

   The CECI Stockholder Approval Condition. The CECI Stockholder Approval Condition requires that CECI's stockholders authorize additional CECI Common Stock sufficient to complete the Proposed Merger. The rules of The New York Stock Exchange ("NYSE") require that the issuance of the CECI Common Stock pursuant to the Offer be approved by a majority of the votes cast at a meeting of CECI's stockholders at which at least the holders of a majority of the votes entitled to be cast are represented. CECI intends to seek such approval at a special meeting of its stockholders, which is expected to be held in mid-November 1994. Peter Kiewit Sons', Inc. ("PKS"), the holder of approximately 38% of the outstanding voting power of CECI, has agreed to vote at such special meeting in favor of the issuance of the CECI Common Stock pursuant to the Proposed Merger. Because any merger of the Company is expected to be effected with a subsidiary of CECI rather than with CECI, no additional approval of CECI's stockholders will be required.

   Certain other conditions to consummation of the Offer are described in
Section 12. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Section 12.


   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER


   1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all outstanding Shares and, if applicable, Rights tendered on or before the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, November 3, 1994, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   Consummation of the Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition, the Merger Agreement Condition, the Financing Condition and the CECI Stockholder Approval Condition. If any or all of such conditions or any or all of the other conditions set forth in
Section 12 are not satisfied prior to the Expiration Date, the Purchaser may elect to (i) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer (including any rights of the stockholders to withdraw their Shares), (ii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders or (iii) waive any or all other conditions and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares validly tendered.

   If more than 12,400,000 Shares and, if applicable, Rights, shall be properly tendered on or prior to the Expiration Date and not withdrawn, and the acquisition of such number of Shares satisfies the Minimum Tender Condition, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 12,400,000 Shares and Rights on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares and Rights properly tendered on or prior to the Expiration Date and not withdrawn. If exactly 12,400,000 Shares and Rights are properly tendered on or prior to the Expiration Date and not withdrawn, and the acquisition of such number of Shares and Rights satisfies the Minimum Tender Condition, the Purchaser will, upon the terms and subject to the conditions

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


of the Offer, accept for payment and purchase all such Shares and Rights so tendered. If fewer than 12,400,000 Shares and Rights shall have been properly tendered on or prior to the Expiration Date and not withdrawn and the number of Shares so tendered and not withdrawn shall not have satisfied the Minimum Tender Condition, the Purchaser may (i) terminate the Offer and return all tendered Shares and Rights to tendering shareholders, (ii) extend the Offer and retain all such Shares and such Rights until the expiration of the Offer, as extended, subject to the terms of the Offer (including any rights of stockholders to withdraw their Shares), or (iii) waive the Minimum Tender Condition and purchase all properly tendered Shares and Rights. See Section 12.

   Due to the difficulty of determining the precise number of Shares and, if applicable, Rights properly tendered and not withdrawn, if proration is required the Purchaser does not expect to announce the final results of proration or pay for any Shares and, if applicable, Rights until at least seven Nasdaq National Market ("NNM") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares and/or Rights may obtain such preliminary information when it becomes available from the Information Agent and may be able to obtain such information from their brokers.

   The Purchaser expressly reserves the right, in its sole judgment, at any time or from time to time, and regardless of whether any of the events set forth in Section 12 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 12. Any such extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The manner in which the Purchaser will make such public announcement may, if appropriate, be limited to a release to the Dow Jones News Service. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for any Shares or Rights is subject to the provisions of applicable law, which require that the Purchaser pay the consideration offered or return the Shares or Rights deposited by or on behalf of stockholders promptly after termination or withdrawal of the Offer.

   If the Purchaser decides to increase or decrease the consideration offered in the Offer, or to increase or decrease the number of Shares being sought (other than an increase in the number of Shares being sought that does not exceed 2% of the number of Shares outstanding), and if at the time that notice of such increase or decrease is first published, sent or given to holders of Shares and Rights in the manner specified above, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such period of ten business days. If the Purchaser waives any material condition to the Offer (including the Minimum Tender Condition), or amends the Offer in any other material respect, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required to comply with the Commission's interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in terms or information.

   A request is being made to the Company for use of its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares and Rights. Upon compliance by the Company with this request, this Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists and, if applicable, list of holders of Rights or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.

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   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES AND RIGHTS. Upon the
terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 3 (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension) as soon as practicable after the last to occur of (i) the Expiration Date and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the filings to be made related to the Offer. In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for Shares and Rights in order to comply, in whole or in part, with any other applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares and Rights promptly after the termination or withdrawal of the Offer).

   The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares and, if applicable, Rights (or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), pursuant to the procedures set forth in Section 4, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.


   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.


   Payment for Shares and, if applicable, Rights accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Shares and Rights validly tendered and not withdrawn. See Section 1.

   A Notification and Report Form with respect to the Offer will be filed under the HSR Act on October 6, 1994, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on October 21, 1994. Before such time, however, either the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. See Section 15.


   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including because of proration) or are not paid for because of invalid tender, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described in Section 4, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer and determination of the final results of proration. In the event separate certificates for Rights are issued, similar action will be taken with respect to unpurchased or untendered Rights.

   As required by Commission rules, if the Purchaser were to vary the terms of the Offer by increasing the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered prior to such increase in consideration.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries of CECI, the right to purchase all or any portion of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares and Rights validly tendered and accepted for payment pursuant to the Offer.

   3. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 3, tenders of Shares and Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn at any time after December 4, 1994.

   If, for any reason whatsoever, acceptance for payment of any Shares and, if applicable, for Rights tendered pursuant to the Offer is delayed, or if the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights, and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section
3. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

   In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, and, if applicable, Rights to be withdrawn, the number of Shares and Rights to be withdrawn and, if certificates for Shares or Rights have been tendered, the name of the registered holder of Shares and Rights as set forth in the tendered certificate, if different from that of the person who tendered such Shares and Rights. If certificates for Shares ("Share Certificates") or Rights ("Rights Certificates," and together with Share Certificates, "Certificates") have been delivered or otherwise identified to the Depositary, then, before the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (collectively, "Eligible Institutions"), unless such Shares or Rights have been tendered for the account of any Eligible Institution. If Shares and Rights have been delivered pursuant to the procedures for book-entry delivery as set forth in Section 4, any notice of withdrawal must also specify the name and the number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares or Rights may not be rescinded, and any Shares or Rights properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares or Rights may, however, be retendered by repeating one of the procedures described in Section 4 at any time before the Expiration Date.


   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

None of the Purchaser, CECI, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.


   4. PROCEDURE FOR TENDERING SHARES AND RIGHTS. To tender Shares and (prior to the Distribution Date) Rights validly pursuant to the Offer, a stockholder must cause a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and (prior to the Distribution Date) Rights, and any other required documents, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either cause certificates for tendered Shares and (prior to the Distribution Date) Rights to be received by the Depositary at one of such addresses or cause such Shares and Rights to be delivered pursuant to the procedures for book-entry delivery set forth below (and a Book-Entry Confirmation to be received by the Depositary), in each case before the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedure set forth below.

   Although the Purchaser has not been able to obtain a copy of the Rights Agreement, the Purchaser expects, based on rights agreements entered into by other public companies, that until the Distribution Date (as defined in Section 11), the Rights will be evidenced by Share Certificates registered in the names of the holders thereof and, as soon as practicable thereafter, separate Rights Certificates will be distributed to record holders of Shares as of the Distribution Date. Until the Distribution Date, the Rights will be transferable only in connection with the transfer of Shares. The Purchaser expects that the Rights Agreement provides that as soon as practicable after the Distribution Date, the Company will send to each record holder of a Share, as of the close of business on the Distribution Date, a Rights Certificate evidencing one Right for each Share. See Section 11.

   If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and Rights Certificates are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if book-entry delivery is available with respect to Rights, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within five business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer, if the Distribution Date occurs prior to the Expiration Date.

   IF THE PURCHASER DECLARES THAT THE MERGER AGREEMENT CONDITION IS SATISFIED, THE PURCHASER WILL NOT REQUIRE DELIVERY OF RIGHTS. UNLESS AND UNTIL THE PURCHASER DECLARES THAT THE MERGER AGREEMENT CONDITION IS SATISFIED, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED TO EFFECT A VALID TENDER OF SUCH SHARE.


   The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.


   DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.


   If the Distribution Date occurs prior to the Expiration Date, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

   Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases where Shares and Rights are tendered (i) by registered holders of Shares and Rights (which term includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares or Rights) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the Certificates surrendered, then the Certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signature(s) on the Certificates or stock powers guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

   THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a stockholder or other payee with respect to Shares or Rights purchased pursuant to the Offer if the stockholder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering stockholder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary.

   If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including because Rights Certificates have not yet been distributed by the Company) or such stockholder cannot deliver the Certificates and all other required documents to the Depositary before the Expiration Date, such Shares or Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:


       (a) such tender is made by or through an Eligible Institution; and

       (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or before the Expiration Date; and

       (c) the certificates for all tendered Shares or Rights, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Depositary within (a) five NNM trading days after the date of execution of such Notice of Guaranteed Delivery to the Depositary or (b) in the case of Rights, a period ending on the later of (i) five NNM trading days after the date of execution of such notice of Guaranteed Delivery and (ii) five business days after the date Rights Certificates are distributed to stockholders by the Company.


   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.


   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates, or a Book-Entry Confirmation of such Shares and, if the Distribution Date has occurred, Rights Certificates or a Book-Entry Confirmation, if available, with respect to the Rights, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Rights Certificates or Book-Entry Confirmations of such Shares (or Rights, if available) are received by the Depositary.

   By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as his attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares and, if applicable, Rights tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and Rights or other securities issued or issuable in respect of such Shares and Rights on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares and Rights for payment. Upon such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given by such stockholder (and if given, will not be deemed effective). The Purchaser's designees will be empowered, among other things, to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the stockholders of the Company or any consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for the Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including acting by written consent, with respect thereto.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares or Rights will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. None of the Purchaser, CECI, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and of the instructions thereto) will be final and binding.

   The valid tender of Shares or Rights pursuant to one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The

Purchaser's acceptance for payment of Shares or Rights tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of the material federal income tax consequences to stockholders of the Company who tender their Shares (and Rights) pursuant to the Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative procedures, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has or will be requested from the Internal Revenue Service (the "Service") regarding the anticipated tax consequences described herein. The discussion set forth below does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations and individuals who have received Shares as compensation or who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion is limited to those stockholders who hold the Shares or Rights as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. STOCKHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

   Exchange of Shares and Rights for Cash. The exchange of Shares (and Rights) by tendering stockholders will be a taxable event for federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. A tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares (and Rights) tendered by the stockholder and purchased pursuant to the Offer.

   Gain or loss recognized by a tendering stockholder will be capital gain or loss if the Shares (and Rights) are held as capital assets. Such capital gain or loss will be classified as a long-term capital gain or loss to the extent that the tendered Shares (and Rights) have a holding period of more than one year at the time of their purchase pursuant to the Offer. Long-term capital gains recognized by a tendering individual stockholder will be subject to tax at a maximum marginal federal rate of 28%. Short-term capital gains recognized by a tendering individual stockholder will be subject to tax at a maximum marginal federal rate of 39.6%. Net capital gains recognized by a tendering corporate stockholder will be subject to tax at a maximum marginal federal rate of 35%.

   Tax Effects of the Proposed Merger. The Offer is subject to the Merger Agreement Condition and, as described in Section 11 of this Offer to Purchase, CECI is seeking to have the Company consummate a merger or other business combination with the Purchaser or another direct or indirect wholly owned subsidiary of CECI pursuant to which each outstanding Share and Right (other than Shares and Rights held by CECI, the Purchaser or any other direct or indirect wholly owned subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the NGCL) would be converted into the right to receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share and Right. The per Share amount of cash and CECI Common Stock to be distributed in the Proposed Merger will be determined such that the blended purchase price for all Shares and Rights acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger will be $25 in cash, without interest thereon, and $10 in market value of CECI Common Stock, as established within a range of certain maximum and minimum prices for the CECI Common Stock. See Section 11. If the Proposed Merger is consummated as described in Section 11, the Proposed Merger would be a taxable transaction for federal income tax purposes and stockholders who exchange their Shares and Rights for cash and CECI Common Stock pursuant to the Proposed Merger will recognize gain or loss in the Proposed Merger equal to the difference between (i) the sum of the cash and the fair market value of the CECI Common Stock received in the Proposed Merger and (ii) the holders' adjusted tax basis for the Shares and Rights exchanged pursuant to the Proposed Merger.

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

   Backup Withholding. To prevent "backup withholding" of federal income tax on payments of cash to a stockholder of the Company who exchanges Shares (and Rights) for cash in the Offer, a stockholder of the Company must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Substitute Form W-9 is included in the Letter of Transmittal. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a stockholder of the Company by the Service, and cash received by such stockholder in exchange for Shares (or Rights) in the Offer may be subject to backup withholding at the rate of 31%. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the stockholder's federal income tax liability.

   6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted on the NNM. The following table sets forth, for the periods indicated, the reported high and low sales prices per Share, and the amount of cash dividends paid per Share for each such period. The information for the fiscal years ended December 31, 1991, 1992 and 1993 is derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993. The information for subsequent periods is derived from information reported in published financial sources.

                                            HIGH    LOW    DIVIDENDS
                                          ------  -----  -----------
  Fiscal Year Ended December 31, 1991:

  First Quarter .........................$32 1/2  22 1/2    -0-

  Second Quarter ........................ 34 1/2  28 1/2    -0-

  Third Quarter ......................... 30      22 3/4    -0-

  Fourth Quarter ........................ 27 1/2  23 1/4    -0-

  Fiscal Year Ended December 31, 1992:

  First Quarter ......................... 27 1/4  21        -0-

  Second Quarter ........................ 25 3/4  19 1/4    -0-

  Third Quarter ......................... 24 3/4  19 3/4    -0-

  Fourth Quarter ........................ 32 1/4  19 3/4    -0-

  Fiscal Year Ended December 31, 1993:

  First Quarter ......................... 40      30 3/4    -0-

  Second Quarter ........................ 41 1/2  30 3/4    -0-

  Third Quarter ......................... 39      29 3/4    -0-

  Fourth Quarter ........................ 40 1/2  30        -0-

  Fiscal Year Ending December 31, 1994:

  First Quarter ......................... 35 1/4  30 3/4    -0-

  Second Quarter ........................ 33 1/4   28       -0-

  Third Quarter ......................... 35 1/4  26 1/2    -0-

  Fourth Quarter (through October 5,
    1994) ............................... 35      34        -0-

   On October 3, 1994, the last full trading day prior to CECI's issuance of the press release announcing its intention to commence the Offer, the reported closing sale price per Share on the NNM was $34.75. On September 19, 1994, the day of CECI's issuance of the press release announcing the transmission of a letter to the Company containing a proposal to acquire the Company in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share, the reported closing sale price per Share on the NNM was $27.50. The Offer represents a 27.3% premium over the reported closing sale price per Share on September 19, 1994. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   The Rights are currently attached to all outstanding Shares and may not be traded separately. As a result, the sales prices per Share set forth above are also the high and low sales prices per Share and attached Right during those periods in which the Rights were outstanding. As described above, as a result
                               12
of the commencement of the Offer, unless the Rights are redeemed or the Rights Agreement is amended to provide otherwise, the Rights will separate and will begin trading apart from the Shares after the Distribution Date. In such event, stockholders of the Company are urged to obtain a current market quotation, if any, for the Rights.

   7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   After consummation of the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on NNM, which require that an issuer have at least 200,000 held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1 million and have net tangible assets of at least either $2 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If NNM were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer price.

   The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above regarding NNM quotations, the securities might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the outstanding Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the securities under the Exchange Act were terminated, the securities would no longer be "margin securities" or eligible for NNM reporting. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer.

   Based on publicly available information, the Purchaser expects the Rights will be attached to the Shares and will not upon issuance be separately transferable. As a result of the commencement of the Offer, the Distribution Date may be as early as October 20, 1994. The Purchaser expects that, as soon as practicable after the Distribution Date, Rights Certificates are to be sent to all holders of Rights and the Rights will separate from the Shares. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the NNM listing and Exchange Act registration would apply to the Rights in a similar manner.

   8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 10-K"), the Company is a Nevada corporation with its principal executive offices located at 4365 Executive Drive, Suite 900, San Diego, California 92121. According to the 1993 10-K, the Company is principally engaged in the generation of electricity from geothermal resources, and in the acquisition of, exploration for and development of geothermal resources.


   Set forth below is certain summary consolidated financial information with respect to the Company derived from the information contained in the 1993 10-K, the June 1994 10-Q and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993. More comprehensive financial information is included in reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained in the manner set forth below.

                             MAGMA POWER COMPANY
                     CONSOLIDATED SUMMARY FINANCIAL DATA
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         SIX MONTHS ENDED
                                     FISCAL YEAR ENDED DECEMBER 31,          JUNE 30,
                                   ---------------------------------  --------------------
                                      1991        1992        1993       1993       1994
                                   ---------  ----------  ----------  ---------  ---------
INCOME STATEMENT DATA:
Total revenues ................... $94,891    $108,966    $167,138    $67,466    $87,221
Operating revenues(1) ............  84,135     100,313     162,943     64,737     84,755
Income from operations ...........  41,204      49,667      74,913     27,174     34,776
Cumulative effect of change in
 accounting principle ............     --       17,833          --         --        --
Net income .......................  33,941      54,191      52,135     19,016     23,994
Net income per share (assuming no
 dilution) .......................    1.44        2.36(2)     2.17       0.79       1.00
Weighted average common shares
 outstanding (assuming no
 dilution) .......................  23,611      22,936      24,063     24,007     24,011

                              DECEMBER 31,             JUNE 30,
                         --------------------  ----------------------
                            1992       1993        1993        1994
                         ---------  ---------  -----------  ---------
BALANCE SHEET DATA:
Working capital ........ $ 74,524   $ 69,719   $(90,989   ) $ 73,102
Total assets ...........  396,650    611,311    576,529      619,052
Non-current liabilities    95,689    211,896    101,686      193,498
Stockholders' equity  ..  282,260    351,918    304,323      375,415
 Book value per share  .    12.28      14.67      13.17        15.62

   (1) Operating revenues exclude interest and other income.

   (2) Income per share, assuming no dilution, before cumulative effect of change in accounting principle, was $1.59.

   Except where otherwise stated, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser, CECI, the Dealer Manager, Lehman nor the Information Agent has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of the Purchaser, CECI, the Dealer Manager, Lehman or the Information Agent takes responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, CECI, the Dealer Manager, Lehman or the Information Agent.

   The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obliged to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

   9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND CECI. CECI, together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. CECI was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. CECI is also actively pursuing opportunities in the international independent power market. For the year ended December 31, 1993 and the six months ended June 30, 1994, CECI had revenues of $149.3 million and $80.7 million, respectively, and net income of $47.2 million and $15.0 million, respectively. As of June 30, 1994, CECI had cash and short-term investments of $379.5 million.

   Kiewit Energy Company ("Kiewit Energy"), a wholly owned subsidiary of PKS, is an approximate 43% stockholder (on a fully-diluted basis) in CECI. PKS, a Delaware corporation, is a large employee-owned company which had approximately $2.2 billion in revenues in 1993 from its interests in construction, mining, energy and telecommunications. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. PKS is a joint venture participant in a number of CECI's international private power projects.

   The principal executive offices of the Purchaser and CECI are located at 10831 Old Mill Road, Omaha, Nebraska 68154 and their telephone number is
(402) 330-8900. The Purchaser is a wholly owned subsidiary of CECI and has not conducted any business except in connection with the Offer. CECI and the Purchaser were incorporated in 1971 and 1994, respectively, under the laws of the State of Delaware. The principal executive offices of PKS are located at 1000 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 342-2052. PKS was incorporated in 1941 under the laws of the State of Delaware.

                       CALIFORNIA ENERGY COMPANY, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              SIX MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,          JUNE 30,
                                       ----------------------------------  --------------------
                                           1991        1992        1993       1993       1994
                                       ----------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Sales of electricity and steam  ...... $106,184    $117,342    $132,059    $59,613    $67,669
Interest and other income ............    9,379      10,187      17,194      7,470     12,995
Cumulative effect of change in
 accounting principle ................      --          --        4,100      4,100        --
Extraordinary item ...................      --       (4,991)         --        --       (2007)
Net income ...........................   26,582      33,819      47,174     22,234     14,979
Net income available to common shares    26,582      29,544      42,544     19,984     12,543
Net income per share .................      .75         .79(1)     1.11(2)     .52(2)     .34(1)
Average number of shares outstanding     35,471      37,495      38,485     38,557     36,827

                            DECEMBER 31,               JUNE 30,
                      ----------------------  ------------------------
                          1992        1993        1993         1994
                      ----------  ----------  ----------  ------------
BALANCE SHEET DATA:
Total assets ........ $580,550    $715,984    $686,302    $1,047,142
Total liabilities  ..  336,272     425,393     419,682       791,601
Stockholders' equity   168,764     211,503     189,342       174,542

   (1) Income per share, before extraordinary item, was $.92 and $.40 for the periods ended December 31, 1992, and June 30, 1994, respectively.

   (2) Income per share, before cumulative effect of change in accounting principle, was $1.00 and $.41 for the periods ended December 31, 1993 and June 30, 1993, respectively.

   Schedule II hereto sets forth transactions in the Shares effected during the past 60 days by the Purchaser and its affiliates. Except as set forth in this Offer to Purchase and Schedule II hereto, none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

   Except as otherwise stated in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or that are otherwise required to be disclosed pursuant to the rules and regulations of the Commission, and (ii) none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.


   In May 1991, representatives of CECI and the Company entered into discussions and meetings to explore the possibility of combining the companies, and the two companies exchanged certain information concerning their respective businesses for the purpose of considering such a business combination or other acquisition transaction. At the end of May 1991, the discussions were terminated as a result of the inability of the parties to reach agreement concerning price and certain other terms.

   In August 1991, the Company's representatives contacted CECI for the purpose of again exploring the possibility of combining the companies. In September 1991, a number of conversations between CECI's and the Company's representatives were held regarding a possible merger of the Company with and into CECI. Based upon those conversations, on September 26, 1991, after receiving the approval of CECI's Executive Committee, CECI transmitted a proposed letter of intent to the Company. The proposed letter of intent contemplated a consensual merger of the Company with and into CECI. Pursuant to the proposed merger, each outstanding Share would have been exchanged for approximately two shares of CECI Common Stock in a transaction accounted for on a pooling of interests basis. Such a transaction would have represented a value of $30.25 for each Share (approximately a 20% premium to the then-prevailing market price) based upon the then current market values of the respective companies' common stocks.

   Upon its receipt of the proposed letter of intent, the Company indicated to CECI that the proposal would be promptly considered and, after certain discussions by representatives of the parties in the intervening days, on October 2, 1991, the Company advised CECI that the Company's Board had considered CECI's proposal and that the Company had no interest in pursuing the proposed pooling of interests combination transaction. Following the expiration of its proposal, CECI elected not to pursue the proposed pooling of interests combination transaction any further at that time. Shortly thereafter, CECI sought reimbursement from the Company of certain costs and other expenses related to the foregoing discussions but subsequently withdrew its claim for reimbursement.

   In August 1993, David L. Sokol, the Chairman, Chief Executive Officer and President of CECI, contacted Paul M. Pankratz, then Chairman and Chief Executive Officer of the Company in order to propose a meeting to discuss various matters of mutual interest. At a meeting in San Diego in September 1993, Mr. Sokol and Steven A. McArthur, Senior Vice President, General Counsel and Secretary of CECI, and Mr. Pankratz, Ralph W. Boeker, President of the Company, and Jon R. Peele, Executive Vice President and General Counsel of the Company, discussed principally the possibility of joint venturing or other cooperation in respect of certain pending power development projects in the Philippines and the possible sharing of legal costs and information in respect of certain domestic regulatory proceedings in which the companies had a common interest. During the course of those discussions, Mr. Sokol suggested to the Company's management that such potential cost savings were illustrative of certain of the synergies that a combination of the companies could achieve. However, no agreements or understandings were reached between CECI and the Company as a result of these discussions. In addition, at that meeting CECI suggested to the Company that it consider utilizing PKS as the Company's general contractor in respect of the Company's pending projects in the Philippines. The Company's management agreed to meet with PKS regarding its possible role as a contractor in the Philippines. The meeting between the Company and PKS was held in the Fall of 1993, but no agreements or understandings were reached with PKS and no further discussions were held in respect of such matters.

   In January 1994, Mr. Sokol again contacted Mr. Pankratz by telephone in an effort to resume the foregoing discussions and, at Mr. Pankratz's suggestion, Mr. Sokol was asked to contact Mr. Boeker, the President and recently appointed Chief Executive Officer of the Company, to discuss these matters further. In an April 1994 telephone conversation between Mr. Sokol and Mr. Boeker, the possibility of cooperation with respect to international joint ventures between the companies and other possible synergies between the companies were again generally discussed, but no agreements or understandings were reached. At Mr. Boeker's suggestion, it was tentatively agreed that they would resume their discussions in July 1994.

   On or about June 20, 1994, Mr. Sokol contacted Mr. Boeker and proposed a meeting in person between members of management of the two companies to discuss the possible combination of CECI and the Company. As a result of that conversation, an August 11, 1994 meeting was scheduled to be held between Mr. Sokol and Mr. Boeker and other representatives of their companies.


   On August 9, 1994, Mr. Sokol was advised that Mr. Boeker had cancelled the scheduled August 11 meeting. On August 10, 1994, Mr. Sokol spoke to Mr. Boeker by telephone, and was advised that the Company's decision to cancel was principally due to the desire of the Company's management to dedicate their full attention to the pending financing of the Company's Malitbog project in the Philippines. Accordingly, Mr. Boeker suggested that he would schedule a meeting with Mr. Sokol toward the end of September 1994, which is when the Company expected to close the financing.

   On September 15, 1994, Mr. Sokol contacted a member of the Company's Board, in an effort to determine whether the Company had a serious interest in discussing a negotiated combination of the companies within a time frame that would recognize CECI's desire to make certain decisions regarding the strategic direction it wished to pursue in the changing global marketplace. The director stated that he was aware of certain of the past discussions between the companies, but would ask the Company's management to respond directly to Mr. Sokol's inquiry.

   Later that same day, Messrs. Pankratz and Boeker called Mr. Sokol and advised him that the closing of the financing for the Company's Malitbog project had been delayed and was expected to occur on or about November 18, 1994 and suggested that they would be available to meet with Mr. Sokol shortly after the closing of such financing. Mr. Sokol stated that CECI was considering a number of strategic alternatives, including a possible combination with the Company, and that CECI's strategic planning had reached a stage where a prompt decision concerning entering into negotiations regarding any possible combination with the Company was required. Mr. Sokol further stated his belief that it was unnecessary to wait until after the closing of the Malitbog financing because CECI was prepared to negotiate in good faith on a basis that would value the Company as though such financing had closed. Messrs. Boeker and Pankratz reiterated that they would agree to meet only after the Malitbog closing and Mr. Sokol concluded the call by reiterating CECI's need to act upon certain of its strategic alternatives on a prompt basis.

   On September 19, 1994, Mr. Sokol sent the following letter to Messrs. Pankratz and Boeker:

   Dear Paul and Ralph:


   We have discussed on several occasions during the past 12 months the possible combination of California Energy Company, Inc. ("California Energy") and Magma Power Company ("Magma"). As you know, California Energy believes strongly that the strategic benefits which result from merging our companies would enhance value for the shareholders of both companies, while improving our shared competitive position in an increasingly challenging business environment. While we have been respectful of your desire to move slowly in this matter in the past, the demands of a rapidly changing domestic and global marketplace have led us to conclude that it is appropriate to make a proposal to purchase Magma at this time.

   Consequently, pursuant to the authority of its Board of Directors, California Energy hereby proposes to acquire all outstanding shares of Magma's common stock for $35 per share, comprised of $25.00 in cash and $10.00 in market value of California Energy's common stock. We understand from you that Magma will complete the financing of its Malitbog geothermal project in the Philippines in mid-November and we therefore established our proposal price to reflect fully the value of this project although our proposal is not contingent on the completion of such financing.

   We hope that our proposed transaction can be consummated amicably and expect to hear from you promptly. I am available to meet with you and Magma's Board to discuss this proposal, and to answer any questions you may have. As you know, California Energy has substantial cash on hand and our financial advisor has confirmed to us that we can conclude any additional financing required to effect the combination of our two companies on a timely basis.

   As I have stressed in our past discussions, we would prefer that the combination of Magma and California Energy be effected on a friendly, consensual basis in which the interest of our respective shareholders, employees, customers and business partners are fairly served. We are, of course, prepared to negotiate in good faith all aspects of our proposal and to work out the terms of a mutually satisfactory merger agreement, containing terms and conditions typical for a transaction of this type.

   Under the circumstances, we believe that Magma's Board of Directors has a fiduciary responsibility to provide its shareholders with the opportunity to take advantage of this proposal. While we hope that it will not become necessary for us to approach your shareholders directly, in the event that you do not respond to this proposal promptly, we reserve the right to approach your shareholders directly with a tender offer and/or a consent solicitation to call a special meeting of shareholders for purposes of acting on this proposal and electing directors.

Our companies, and the three of us personally, have enjoyed cordial relations for some time. While I have consistently expressed to you our belief that a business combination of California Energy and Magma has strong commercial advantages, my colleagues and I have also expressed our regard for the quality of Magma's projects and the professionalism of its management. As we are all keenly aware, the independent power industry is undergoing fundamental change as a result of the accelerating deregulation in the U.S. electric utility industry. Simultaneously, our greatest growth opportunities have shifted from the domestic market to the international arena. While our growth prospects internationally are extremely favorable, they also require dramatically expanded developmental, financial, construction and operational resources and talents. We are confident that the combination of our companies will advance us to the forefront of the global competition and will greatly enhance our probability of successful growth with diligent risk management. We also believe that the combined company would obtain a powerful strategic advantage on international projects by being able to draw upon the engineering talents of The Dow Chemical Company and the construction expertise and capabilities of Peter Kiewit Sons' Inc., California Energy's largest shareholder.


California Energy continues to experience strong growth and remains committed to rapid international expansion. We have this year successfully financed and placed over 300 MW of geothermal power in construction in the Philippines and believe that Magma's experienced management team and dedicated employees will be an important addition to California Energy as it pursues its aggressive development strategy.

Paul, as you, Ralph and I discussed on our phone call last Thursday, the combination of our two companies is fundamentally an economic decision and should additionally provide for the proper and fair treatment of both companies' employees. I can assure you that in any such transaction, we would work together to ensure a high level of opportunity and satisfaction for our combined employee group. It is my personal hope that you and your advisors will share our enthusiasm for the combination we have proposed and that we can promptly provide for our respective shareholders the enhanced value which it will create.

I encourage you to contact me at your earliest convenience; additionally, your advisors may contact directly Mr. James Goodwin of Gleacher & Co. (212) 418-4218, California Energy Company's financial advisor.


Sincerely yours,


/s/ David L. Sokol
David L. Sokol
Chairman, President and
Chief Executive Officer

cc: Board of Directors of Magma Power Company
c/o Magma Power Company

   On September 20, 1994, Mr. Pankratz sent the following letter to Mr.
Sokol:

Dear David:

We have received your letter of September 19, 1994 regarding your unsolicited proposal to purchase Magma Power Company for a combination of cash and securities. The purpose of this letter is to advise you that the Magma Board of Directors will consider your proposal in due course and inform you of its decision after completion of its evaluation.


Very truly yours,


/s/ Paul M. Pankratz
Paul M. Pankratz
Chairman of the Board


   During the week of September 19, 1994, representatives of CECI contacted management of The Dow Chemical Company ("Dow"), the beneficial owner of approximately 21% of the Shares, to determine Dow's reaction to CECI's proposal of September 19, 1994. The CECI representatives were told Dow was evaluating the Offer. During the week of September 26, 1994, CECI's financial representatives contacted management of Dow to inquire as to the circumstances surrounding a recent sale by Dow of 857,143 Shares for $28.25 per Share and an associated option agreement to acquire such Shares at the same price, which Dow had reported in filings with the Commission, and in particular whether any impediments existed to Dow's ability to freely dispose of such Shares and whether any structural changes to CECI's merger proposal would be helpful in this regard. Dow reported that it was considering such issues in the context of CECI's proposal.

   On September 26, 1994, Mr. Sokol sent a follow-up letter to his letter of September 19, 1994 to Messrs. Boeker and Pankratz:


Dear Ralph and Paul:

As I stated in my letter of September 19, 1994, we believe that the combination of California Energy and Magma Power is in the best interest of the shareholders of both companies and the favorable market reaction to our proposal would appear to validate this belief.

Not having heard from you since Paul's letter of the 20th, I am writing to reiterate our desire that the proposed transaction be consummated on an amicable and consensual basis. In this spirit, I am available to meet with you, Magma's directors or any appropriate committee of the Board and its independent financial and legal advisors to discuss our proposal and to answer any questions you may have.

However, in order to be in a position to satisfy certain legal time periods which I understand are applicable to our proposal, and as an expression of our strong commitment to this transaction, we intend to take this matter directly to Magma's shareholders. Please understand that our decision to move forward in this fashion is not intended to preclude the direct, friendly negotiation we seek. Accordingly, if you do wish to arrange a meeting, please contact me today directly at (402) 334-3710 or our advisors, Gleacher & Co. at (212) 418-4200.


Sincerely yours,


/s/ David L. Sokol
David L. Sokol
Chairman, President and
Chief Executive Officer

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   On September 28, 1994, after telephone discussions between CECI's financial advisors and the Company's financial advisors regarding CECI's request to arrange a meeting between the parties, Messrs. Sokol and McArthur, together with representatives from CECI's financial advisors, met with representatives from the Company's financial advisor in order to introduce CECI and to further elaborate and answer questions with respect to the details of CECI's proposal. CECI provided the representatives from the Company's financial advisors with copies of a draft merger agreement for review by the Company's Board. At the end of the meeting, Mr. Sokol delivered the following letter to Messrs. Boeker and Pankratz:


Dear Ralph and Paul:

I had hoped that we would meet directly this week to discuss the combination of California Energy and Magma. While I am personally disappointed that neither of you nor a representative of your Board will be present, we have nevertheless agreed to meet with Goldman Sachs, on Wednesday, September 28, 1994, to discuss any questions your advisors may have regarding our proposal and deliver a draft merger agreement for review by your Board.

As a condition to the meeting with Goldman Sachs, you have requested that we refrain from commencing a tender offer or making any press release about this matter until Tuesday, October 4, 1994, the day subsequent to the completion of Magma's Board of Directors meeting scheduled for October 2nd and 3rd. We have accepted this condition and understand that Magma's Board will fully consider our proposal at this extended meeting.

The decision we have made to await the outcome of the deliberations of Magma's Board before taking further action should not be interpreted as any willingness on our part to delay a process which, from our perspective, has moved too slowly in the past. Although we have acceded to your request for more time, I want to be clear about our intentions after Monday so that there are no surprises between us. Accordingly, if your Board does not authorize meaningful merger negotiations between us by the close of business on Monday, October 3, 1994, we will commence a tender offer for Magma's common shares promptly on October 4, 1994.


Sincerely yours,


/s/ David L. Sokol
David L. Sokol
Chairman, President and
Chief Executive Officer

cc: Mr. Mac Heller
Goldman, Sachs & Co.

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   On October 3, 1994, the Company's financial advisors informed CECI's financial advisors that the Company's Board had authorized the Company to enter into the Rights Agreement at its Board meeting which concluded on such date, but that the Company's Board had also authorized the Company's financial advisors to meet with CECI's financial advisors as soon as possible and, accordingly, a meeting was scheduled for the morning of October 4, 1994. CECI subsequently learned through press reports that the Company had amended its Bylaws to require that stockholder action occur only at a regular or special meeting of stockholders rather than by way of a written consent solicitation and that the Company also had filed a complaint against CECI seeking a declaratory judgment that (i) the Company's Board had properly discharged its fiduciary duties in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such agreement and amendment were valid and binding, and (ii) the Merger Moratorium Statute is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution.

   On October 4, 1994, at the meeting between CECI's financial advisors and the Company's financial advisors, the Company's financial advisors summarized the actions taken at the Company's Board meeting held on October 2, 1994 and October 3, 1994, and indicated that although the Company's Board had not rejected CECI's proposal, the Company's Board would prefer that CECI withdraw its merger proposal. The Company's financial advisors then indicated that the Company's Board believed that CECI's proposed price was too low and referenced the Company's future opportunities but declined to provide any specific information or financial analysis indicating what price the Company's Board would consider favorably with respect to a sale of the Company or as to why CECI's proposed price did not correctly value the Company's businesses.

   Subsequently, CECI announced that the Offer would commence on October 6, 1994 and issued the following press release:

               CALIFORNIA ENERGY TO MAKE CASH TENDER OFFER FOR
                     51% OF MAGMA POWER AT $35 PER SHARE

          OMAHA, NE, October 4, 1994--California Energy Company, Inc. (NYSE, PSE, LSE:CE) announced today that a wholly owned subsidiary of California Energy will commence on Thursday a cash tender offer for 12,400,000 shares, or approximately 51%, of the common stock of Magma Power Company (NASDAQ:MGMA) at a price of $35 net per share as a first step in implementing its September 19 proposal to acquire all Magma's shares for a combination of $25 in cash and $10 in market value of California Energy common stock. The tender offer is conditioned upon, among other things, entering into a merger agreement with Magma Power providing for a second-step merger, although, under certain circumstances California Energy could waive the merger agreement condition, in which case it would seek to obtain majority representation on Magma's Board.

          Today's announcement follows unsuccessful discussions between representatives of the companies that occurred today following yesterday's decision by Magma's Board of Directors to adopt a poison pill and take certain other defensive actions in response to California Energy's September 19 proposal. California Energy intends to take any action necessary to have attempted impediments to its offer set aside. David L. Sokol, California Energy's Chairman and Chief Executive Officer, stated:

"We have attempted in every reasonable way possible to commence merger negotiations with Magma in order to allow their shareholders to achieve value from our proposal. At Magma's request last week, we delayed commencement of a tender offer to permit Magma's Board to fully consider our proposal. Following this morning's disappointing meeting with Magma's advisors, we have concluded that allowing the shareholders to vote through a tender offer and consent solicitation is the only way to move forward in an efficient manner." Sokol further stated that "We believe that the price which we have offered is fair and represents full value for Magma. We believe

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


that this transaction represents a unique fit for us and as such allows us to value Magma at a higher value than other potential bidders." Sokol further noted that "Our price represents a 27.3% premium to the value of Magma's stock the day we initially made the proposal.''

          California Energy also intends to take appropriate action to ensure its right to call a special meeting of Magma's shareholders to elect directors to Magma's Board and to take other actions that it believes will facilitate consummation of its tender offer and the proposed second-step merger with Magma. The tender offer and consent solicitations will be made only pursuant to definitive offering and solicitation documents, which will be filed with the Securities and Exchange Commission and mailed to Magma stockholders. Gleacher & Co. Inc. is acting as Financial Advisor to California Energy and Dealer Manager in connection with the tender offer and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer.

          California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325MW of power with an additional 300MW under construction.

   On October 5, 1994, Mr. Sokol sent the following letter to Messrs. Boeker and Pankratz:

Dear Paul and Ralph:

At your request, we delayed taking any formal action to implement our acquisition proposal dated September 19th. We did so in the hope that you or your advisors would be willing to have good faith discussions about our proposal.

Unfortunately, the October 3rd meeting between Gleacher & Co. and Goldman Sachs was entirely unproductive. Goldman Sachs was unwilling to discuss our $35 per share proposal or to share information which would demonstrate that Magma might be worth more than $35 per share. It now appears that your request that we delay commencing a tender offer last week was simply a device to buy the time necessary to adopt a poison pill in response to our offer, as well as other by-law amendments designed to impede majority shareholder action and to file lawsuits against us which your advisors did not even have the courtesy to inform us of before we read about them in the newspaper, notwithstanding the courtesies we had formerly extended to you and to them.

We now find it necessary to make our proposal directly to shareholders. As a first step, California Energy will be commencing a cash tender offer on Thursday to acquire 51% of Magma's common shares for $35 net per share, to be followed by a merger in which all shareholders will receive $35 per Magma share, consisting of a combination of cash and California Energy common stock. The steps which you have taken, to litigate rather than to negotiate, leave us no choice but to respond accordingly. Such litigation and other steps which you have chosen to take are wasteful of corporate assets and are in no way in your shareholders' interest. We would clearly prefer not to engage in proxy contests and litigation in various forums; however, you have left us no alternative.

We note your unfortunate attempt to discredit our offer by calling it "coercive". Apparently this is a continuation of your ongoing strategy of delay, litigation and otherwise working to keep our offer from receiving fair consideration by Magma's shareholders.

Further, in response to a press release today from The Dow Chemical Company, we want to once again emphasize that our merger agreement would provide all Magma shareholders the same total consideration of $35 per share. We also note that our proposed price of $35 per share is substantially in excess of the price that Dow recently received from the sale of the majority of its Magma holdings.

Moreover, as we have no assurance that your Board has had the benefit of a fair presentation of our views, I will restate some of the more salient points we made to your advisors:

For those of your Directors who have had only a brief introduction to California Energy, our company operates independent power facilities aggregating over 300MW and has over 325MW

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


under construction. For the year ended December 31, 1993 and the six months ended June 30, 1994, California Energy had revenues of $149.3 million and $80.7 million, respectively, and a net income of $47.2 million and $15.0 million, respectively. As of June 30, 1994, California Energy had cash and short-term investments of $379.5 million.

Kiewit Energy Company, a wholly owned subsidiary of Peter Kiewit Sons' Inc. ("PKS"), is an approximate 43% stockholder (on a fully-diluted basis) in California Energy. PKS, a Delaware corporation, is a large employee-owned company which had approximately $2.2 billion in revenues in 1993 from its interests in construction, mining, energy and telecommunications. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. PKS is a joint venture participant in a number of California Energy's international private power projects.

In addition, I provide the following summary of recent developments reported by California Energy in the first nine months of 1994:

o In January 1994, California Energy signed an International Joint Venture agreement with PKS.

o In February 1994, California Energy established a Singapore office to oversee its Asian project development activities.

o In March 1994, California Energy closed its $400 million Senior Note offering to fund, among other things, international projects and corporate or project acquisitions.

o In April 1994, California Energy closed a $162 million construction and term project financing for, and commenced construction of, its 128MW Upper Mahiao geothermal project in the Philippines.

o In May 1994, California Energy's wholly-owned engineering subsidiary, The Ben Holt Co., became a 20% partner in a construction joint venture with a subsidiary of PKS which will construct the Mahanagdong project under a $201 million turnkey contract.

o In June 1994, California Energy completed construction of a 50MW gas turbine cogeneration project in Yuma, Arizona and commenced commercial operation under a 30-year power sales contract with San Diego Gas & Electric Company.

o In August 1994, California Energy closed a $240 million construction and term project financing for, and commenced construction of, the 180MW Mahanagdong geothermal project in the Philippines.

o In September 1994, California Energy submitted a definitive proposal for the Casecnan 100MW hydroelectric and irrigation (water sales) project in the Philippines.

o In September 1994, California Energy signed power sales contracts for the 30MW of output from its Newberry geothermal project in Oregon, after the final environmental impact statement record of decision was published by the U.S. Forest Service.

o In September 1994, California Energy opened its Manila office to oversee its over 300MW of current Philippine power project construction activities and new project development activities.

We believe it would also be useful for your Board to understand the clear benefits we see from our proposal.

California Energy believes that combining the businesses of the two companies would provide an excellent strategic fit and that the synergies and other benefits which would result from combining the operations of Magma and California Energy pursuant to the proposed merger would enhance value for the stockholders of both companies, and would strengthen the combined companies' competitive position in the increasingly challenging business environment and global markets in which they presently operate.

Each of Magma and California Energy have separately indicated their respective beliefs that, in the next several years, the greatest opportunities for financially attractive development projects

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


will be found in the international markets and each company is engaged in, or otherwise pursuing, geothermal power and other power development projects in the Philippines and Indonesia, and elsewhere overseas where competition is strong and involves much larger entities than either company.

California Energy believes that the combined companies' international growth prospects would be substantially enhanced by the expanded development, financial, construction and operational resources and capabilities resulting from the proposed merger and that certain domestic and international synergies would also result from such a transaction.

The expected operational and other synergies include the following:

o Competitive Cost Advantage --Competition among independent power producers internationally, which California Energy believes holds the majority of attractive investment opportunities over the next several years, is primarily based on the cost to produce power and accordingly, geothermal energy competes directly with oil, gas and coal-fired plants (e.g., the Pagbilao and Paiton projects in the Philippines and Indonesia, respectively). Thus, neither California Energy nor Magma are competing internationally only against other "renewables," such as solar or wind, and as you know, over the last several years domestic competition has also increasingly focused on the low cost provider as a result of increasing domestic deregulation. California Energy believes that a combination with Magma would create an enterprise with the ability to reduce its average cost per KWh by expanding its asset base, without materially expanding its cost structure, and therefore allowing it to be more price competitive with traditional fossil fuel power plants, which California Energy believes will be its primary competition in the future. This benefit of scale associated with a combination of California Energy and Magma should provide the resulting entity with a competitive advantage as it pursues both international and domestic power sales opportunities with potential customers who consider both the price of power and the provider's capabilities as the primary factors in their evaluation of potential power suppliers.

o Operational Efficiencies --Combination of the businesses of California Energy and Magma would provide an opportunity to efficiently integrate all aspects of their respective domestic and international operations resulting in significant expected cost savings.

o Increased Size, Diversification And Stability --The combined companies would be advantaged by their expanded asset base and diversification in their resource production facilities and sources of revenue, which the Company believes should result in an overall long-term enhanced credit profile and an improved access to capital at decreased costs. As a larger entity, we believe the combined companies would have the critical mass with which to more effectively compete against larger competitors in international markets and an increasingly deregulated domestic market place.

o Development Opportunities --The combined companies should be able to increase their development programs and activities, both domestically and internationally, by pursuing additional development opportunities rather than pursuing parallel paths with respect to the same countries, thereby enhancing the ability of the combined companies to obtain and successfully complete new power projects. In addition, the expanded size and capabilities of the combined companies is expected to enhance its reputation with sovereign government and state utility customers and therefore enhance its ability to successfully compete for new projects.

As your advisors know, the price we have offered is based on a detailed financial analysis of publicly available information which we believe fully values all projects which Magma has publicly reported it is currently operating, constructing, financing or developing. Moreover, as your Board is no doubt aware from its review of the proposed merger agreement we provided to you last week, we believe that in the context of a negotiated transaction we had attempted to more than fairly provide for the interests of employees in that agreement. Lastly, in response to your advisors' questions regarding the response of Magma's and California Energy's foreign

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


customers to our proposal, we are pleased to report that the response to our inquiry from such customers, like that of the stock market, was highly favorable and we can obtain any further assurances in this regard that your Board desires.

In short, we believe the proposed transaction makes eminent good sense, and we urge your Board to either (i) authorize merger discussions with us, (ii) auction the company to the highest bidder, or (iii) let the shareholders decide freely whether to accept our proposal without attempting to impose artificial impediments which will simply add additional costs, time, needless and unproductive litigation and distraction of management to a process in which the majority of Magma's owners will eventually decide the issue on the merits. Let me once more extend to you my willingness, now or in the future, to meet with you at any time in order to negotiate a successful merger of our companies which will best serve our shareholders, customers and employees. Sincerely,

/s/ David L. Sokol
David L. Sokol
Chairman, President and
Chief Executive Officer

cc: Board of Directors of Magma Power Company
c/o Magma Power Company

   On October 6, the Purchaser commenced the Offer.


  11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER.


   General. The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. The purpose of the Proposed Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer.

   The Purchaser is seeking to enter into the Proposed Merger with the Company as promptly as practicable following consummation of the Offer. Under the Proposed Merger Agreement, at the effective time of the Proposed Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect wholly owned subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the NGCL) would be converted into the right to receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share. The per Share amount of cash and CECI Common Stock to be distributed in the Proposed Merger will be determined such that the blended purchase price for all Shares acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger will be $25 in cash, without interest thereon, and $10 in market value of CECI Common Stock, subject to a collar provision in the Proposed Merger Agreement which would provide a range of maximum and minimum prices for the CECI Common Stock. If the market value of the CECI Common Stock were to exceed the top of such range, the number of shares of CECI Common Stock to be issued in the Proposed Merger would be based on the maximum price for the CECI Common Stock (i.e., the top of the range), and if the market value of the CECI Common Stock were to be less than the bottom of such range, the number of shares of CECI Common Stock to be issued in the Proposed Merger would be based on the minimum price for the CECI Common Stock (i.e., the bottom of the range). CECI intends to establish such range shortly prior to the Purchaser's entering into the Proposed Merger Agreement.


   Consummation of the Proposed Merger will require approval by the Company's Board and the affirmative vote of the holders of a majority of the outstanding Shares. The Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and, if the Purchaser purchases the Minimum Number of Shares pursuant to the Offer, the Purchaser would have a sufficient number of Shares to approve the Proposed Merger without the affirmative vote of any other holder of Shares and to elect directors as described below. Although the Purchaser will seek consummation of the Proposed Merger as soon as practicable following the purchase of Shares pursuant to the Offer, the exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, including, among other things, whether the conditions to the Offer have been satisfied or waived.


   The Offer is conditioned upon, among other things, the Company and the Purchaser entering into the Proposed Merger Agreement. Although the Purchaser has sought to enter into negotiations with the Company with respect to the Proposed Merger Agreement and continues to pursue such negotiations, there can be no assurance that such negotiations will occur or, if such negotiations occur, as to the outcome thereof. In the event CECI is unable to negotiate the Proposed Merger Agreement with the Company, the Purchaser may, in its sole discretion, choose to waive such condition (if certain other events occurred or conditions were added, as discussed more fully below) and purchase Shares pursuant to the Offer, in which case it would seek to obtain maximum representation on the Company's Board, either through the solicitation of proxies or written consents.

   IN ORDER TO INCREASE THE LIKELIHOOD THAT THE COMPANY AND THE PURCHASER ENTER INTO THE PROPOSED MERGER AGREEMENT, THE PURCHASER HAS TAKEN PRELIMINARY STEPS TO, AMONG OTHER THINGS, COMMENCE A SOLICITATION OF REQUESTS FOR THE CALLING OF A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS AT WHICH, AMONG OTHER THINGS, THE HOLDERS OF SHARES WOULD BE ASKED TO APPROVE EXPANDING THE SIZE OF THE COMPANY'S BOARD FROM 11 TO 15 DIRECTORS AND FILLING FOUR NEW DIRECTORSHIPS CREATED THEREBY WITH NOMINEES OF THE PURCHASER. THE NOMINEES OF THE PURCHASER WILL BE COMMITTED TO ENSURING THAT THE OFFER AND THE PROPOSED MERGER GET A FULL AND FAIR HEARING BY THE COMPANY'S BOARD. ASSUMING ALL FOUR NOMINEES OF THE PURCHASER WERE ELECTED AT THE SPECIAL MEETING TO SERVE ON THE COMPANY'S BOARD, THE PURCHASER BELIEVES IT WOULD OBTAIN MAJORITY REPRESENTATION ON THE COMPANY'S BOARD (EIGHT SEATS OUT OF 15) IF IT SUBSEQUENTLY ELECTED ALL DIRECTORS STANDING FOR ELECTION AT THE 1995 ANNUAL MEETING. THE PURCHASER WOULD BE ABLE TO ELECT ALL SUCH DIRECTORS AND OBTAIN MAJORITY REPRESENTATION ON THE COMPANY'S BOARD AT THE 1995 ANNUAL MEETING IF IT WERE TO PURCHASE A MAJORITY OF THE SHARES PURSUANT TO THE OFFER AND OBTAIN FULL VOTING POWER FOR SUCH SHARES AT A CONTROL SHARE SPECIAL MEETING IF THE CONTROL SHARE STATUTE IS APPLICABLE OR BY OTHER MEANS AVAILABLE TO IT.

   The Purchaser would seek stockholder approval at such special meeting to amend the Company's Bylaws to require that certain actions, including issuances of securities, dispositions of assets, taking certain compensation, benefit and employment actions, entering into material commitments or contracts, and certain incurrences of debt, be approved by directors constituting at least 80% of all the members of the Company's Board. The purpose of such Bylaw amendment would be to require the approval of at least one nominee of the Purchaser (if all four Purchaser nominees were to be seated on the Company's Board) of certain actions that could adversely affect the Purchaser's ability to consummate the Offer or protect its majority investment in the Company following consummation of the Offer.

   If the Purchaser determines that it is unlikely that the Merger Agreement Condition will be satisfied, the Purchaser may, but shall not be required to, waive the Merger Agreement Condition. The Purchaser does not currently intend to waive the Merger Agreement Condition unless (A) (i) it determines, in its sole discretion, that the Control Share Statute is inapplicable to the Offer or has otherwise been complied with such that all Shares purchased pursuant to the Offer will have full voting rights or (ii) the Offer is amended to add a condition requiring that the Control Share Statute be, in the sole judgment of the Purchaser, inapplicable to the Offer or otherwise have been complied with such that all Shares purchased pursuant to the Offer will have full voting rights, (B) (i) it determines, in its sole judgment, that the Merger Moratorium Statute is invalid or otherwise inapplicable to the Offer and the Proposed Merger or (ii) the Offer is amended to add a condition requiring that the Merger Moratorium Statute be, in the sole judgment of the Purchaser, inapplicable to the Offer and the Proposed Merger, and (C) (i) the Rights have been redeemed by the Company's Board or the Purchaser is satisfied, in its sole judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or (ii) the Offer is amended to add a condition requiring that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger. The Purchaser intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside.

   The Purchaser has taken preliminary steps in anticipation of a Control Share Special Meeting which meeting the Purchaser would consider requesting the Company to call for the purpose of approving that

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


all Shares acquired by the Purchaser will be accorded full voting rights under the Control Share Statute. This Offer to Purchase and the related Letter of Transmittal and other documents do not constitute a request to the Company to call a Control Share Special Meeting, and, although the Purchaser reserves the right to do so, the Purchaser is not now soliciting proxies in connection with a Control Share Special Meeting. The purpose of such preliminary steps and any request for a Control Share Special Meeting that the Purchaser might make is to prepare for the possibility that the Purchaser may determine that it is unlikely that the Merger Agreement Condition will be satisfied and, in the sole discretion of the Purchaser, the waiver of such condition. The Purchaser reserves the right to take any other action with respect to the Control Share Statute it may deem necessary or appropriate, including seeking to amend the Company's Bylaws to render such statute inapplicable.


   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS OF STOCKHOLDERS OF THE COMPANY. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14 OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER.


   Dissenters' and Related Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. If the Proposed Merger is consummated, however, stockholders of the Company who did not vote in favor of the Proposed Merger will have certain rights under the NGCL to dissent and demand payment of the fair value of their Shares in light of the merger. Such rights, if a dissenting stockholder complied with the applicable statutory procedures, could lead to a judicial determination of the fair value required to be paid to such dissenting holder of his Shares. In connection with a merger, "fair value" is defined under the NGCL to mean the value of the Shares held by the dissenter immediately before the effectuation of the corporate action to which he objects (i.e., the Proposed Merger), excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.


   The Purchaser cannot make any representation as to the outcome of such appraisal of fair value as determined by the Nevada courts in connection with the Proposed Merger, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the consideration per Share provided in the Offer. In an appraisal proceeding, moreover, the Purchaser may argue that for purposes of such proceeding the fair value of the Shares in connection with the Proposed Merger is less than the consideration per Share provided in the Offer.


   The Proposed Merger would have to comply with any applicable federal law. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Proposed Merger or other business combination or
(ii) the Proposed Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Proposed Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   The Preferred Share Purchase Rights. According to press reports, the Company's Board adopted the Rights Agreement, pursuant to which the Company's Board declared a dividend of one Right for each outstanding Share. The dividend is payable to the Company's stockholders of record on October 14, 1994. Each Right will entitle stockholders to buy one-one thousandth of a newly issued share (a "Unit") of Series A Preferred Stock of the Company at an exercise price of $125.

   Although the Purchaser has not been able to obtain a copy of the Rights Agreement, the Purchaser expects, based on rights agreements entered into by other public companies, that initially the Rights will be attached to all certificates representing Shares then outstanding, and no separate Rights Certificates will be distributed. The Purchaser expects the Rights will separate from the Shares and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group

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


of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding Shares, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding Shares.

   If any person becomes the beneficial owner of 10% or more of the Shares or if a holder of 10% or more of the Shares engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Shares remain outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of the Units of the Company's Series A Preferred Stock (or, in certain circumstances, Shares, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having market value equal to twice the then-current exercise price. The foregoing does not apply to existing 10% or greater stockholders of the Company, unless the existing stockholder increases its ownership interest by 4% or more.

   The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth business day following public announcement that a person or group has acquired 10% or more of the Shares.

   UNLESS THE RIGHTS ARE REDEEMED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 4. IF SEPARATE RIGHTS CERTIFICATES ARE NOT ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE RIGHTS. SEE SECTIONS 1 AND 4.

   The Offer is conditioned on, among other things, the Merger Agreement Condition being satisfied. The Purchaser intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside. If the Purchaser enters into the Merger Agreement with the Company, such agreement will require the Company's Board to adopt a resolution providing, or take such other corporate action as may be required to ensure, that any restrictions that may purport to be imposed by the Rights are inapplicable to the Offer and the Proposed Merger. See Introduction and Section 12.


   Control Share Statute. The Control Share Statute provides that it applies to certain acquisitions of shares of a corporation (an "issuing corporation") incorporated in Nevada that has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada and that does business in Nevada directly or through an affiliated corporation. The Control Share Statute purports to deny voting rights to shares that are acquired by a person and persons acting in association with such person ("associates") the total number of which is sufficient to enable the acquiring person and his associates (each an "Acquiring Person") to exercise voting power at or above any of three thresholds (20%, 33-1/3% or a majority of the outstanding voting power of the issuing corporation), and any shares acquired by such persons within 90 days before such acquisition ("Control Shares"), unless, among other exceptions, (i) the articles of incorporation or bylaws of the corporation in effect on the tenth day following such acquisition (the "Tenth Day") provide that the provisions of the Control Share Statute do not apply or (ii) voting rights for such Control Shares shall have been approved at a meeting of stockholders (the "Control Share Special Meeting") by the affirmative vote of the holders of a majority of the issuing corporation's outstanding shares, excluding those held by an Acquiring Person or any officer or any person who is deemed to be both an employee and director of the corporation.


   Based on publicly available information, the Purchaser cannot determine whether the requisite number of record stockholders of the Company are Nevada residents and whether the Company does business in Nevada such that the Control Share Statute would apply to Shares purchased pursuant to the Offer. In addition, the Control Share Statute will not apply if the articles of incorporation or the bylaws of the corporation in effect on the Tenth Day provide that the provisions of the Control Share Statute do


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not apply. However, if the Control Share Statute applies then by its terms an
Acquiring Person may obtain only such voting rights in the Control Shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Except as otherwise provided by the articles of incorporation, a resolution of the stockholders granting voting rights to the Control Shares acquired by an Acquiring Person must be approved by the holders of a majority of the voting power of the corporation, excluding those shares held by any person deemed to be an interested stockholder which includes an Acquiring Person or any officer or any person who is deemed to be both an employee and director of the corporation. Under the terms of the Control Share Statute, the Purchaser may deliver an offeror's statement to the Company that contains a request that a Control Share Special Meeting be called for the purpose of considering whether voting rights shall be authorized for the Shares to be acquired by the Purchaser and its associates pursuant to the Offer or otherwise. If the Purchaser were to deliver an offeror's statement containing a request for a Control Share Special Meeting to the Company, the Control Share Special Meeting must be called within ten days, may not be held earlier than thirty days (unless otherwise requested by the Purchaser), and must be held no later than fifty days (unless otherwise agreed to by the Purchaser), after delivery to the Company of the request for the Control Share Special Meeting.

   This Offer is not being delivered pursuant to the provisions of the Control Share Statute, and shall not, and is not intended to, be construed as an offeror's statement or a request for a special meeting of stockholders within the meaning of the Control Share Statute. Notwithstanding the foregoing, the Purchaser and CECI reserve their rights to deliver at a future time an offeror's statement to the Company in connection with the Offer and, contemporaneously therewith, to request that the Company call the Control Share Special Meeting.


   The Control Share Statute provides that if full voting rights for Control Shares owned by an Acquiring Person are authorized at a meeting of stockholders, and if the Acquiring Person acquires a majority or more of the voting power of the issuing corporation's outstanding shares, each stockholder of record who has not voted in favor of approving such voting rights may demand that the corporation purchase his stock for "fair value." In connection with the Control Share Statute, "fair value" is defined under the NGCL to mean a value not less than the highest price per share paid by the Acquiring Person in the acquisition.

   The Control Share Statute further provides that, if so provided in the articles of incorporation or bylaws of the issuing corporation in effect on the Tenth Day, the corporation may call not less than all of such Control Shares for redemption at the average price paid for such shares if (i) an offeror's statement is not delivered on or before the Tenth Day or (ii) the Control Shares are not accorded full voting rights by the disinterested stockholders.

   NEITHER THE PURCHASER NOR CECI IS CURRENTLY SOLICITING PROXIES WITH RESPECT TO ANY PROPOSAL TO BE CONSIDERED BY STOCKHOLDERS UNDER THE CONTROL SHARE STATUTE. THE PURCHASER, IN ITS SOLE DISCRETION, MAY SEEK OTHER MEANS, INCLUDING LEGAL OR ADMINISTRATIVE PROCEEDINGS OR AMENDMENT OF THE COMPANY'S BYLAWS, TO ESTABLISH THE VOTING RIGHTS OF SHARES TENDERED PURSUANT TO THE OFFER. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MERGER AGREEMENT CONDITION BEING SATISFIED. THE PURCHASER INTENDS TO TAKE ANY ACTION NECESSARY TO HAVE ATTEMPTED IMPEDIMENTS TO THE OFFER AND THE PROPOSED MERGER SET ASIDE. IF THE PURCHASER ENTERS INTO THE MERGER AGREEMENT WITH THE COMPANY, SUCH AGREEMENT WILL REQUIRE THE COMPANY'S BOARD TO ADOPT A RESOLUTION PROVIDING, OR TAKE SUCH OTHER CORPORATE ACTION AS MAY BE REQUIRED TO ENSURE, THAT ANY RESTRICTIONS THAT MAY PURPORT TO BE IMPOSED BY THE CONTROL SHARE STATUTE ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. SEE INTRODUCTION AND
SECTION 12.


   The Merger Moratorium Statute. The Merger Moratorium Statute provides that it applies to certain business combinations involving a Nevada corporation and an "Interested Stockholder" of such corporation (defined generally as any person beneficially owning, directly or indirectly, or through an associate or affiliate, 10% or more of such corporation's voting stock). In general, these provisions state that an Interested Stockholder may not engage in a "Combination" (defined as a variety of transactions, including mergers, as set forth in the following paragraph) with a Nevada corporation which has 200 or more stockholders for three years following the date such person became an Interested Stockholder

                               30

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

unless, before such person became an Interested Stockholder, the board of directors of the corporation approved the Combination or the transaction in which the Interested Stockholder became an Interested Stockholder. The Merger Moratorium Statute would also purport to prohibit a Combination after the expiration of such three years unless certain requirements (described below) were satisfied.

   The Merger Moratorium Statute provides that during the three-year period following a person's becoming an Interested Stockholder, the corporation may not merge or consolidate with the Interested Stockholder, or any affiliate or associate thereof, and also may not engage in certain other "Combinations" with the Interested Stockholder or any affiliate or associate thereof, including, without limitation (i) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets (a) equal to 5% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis, (b) equal to 5% or more of the aggregate market value of all the outstanding stock of the corporation or (c) representing 10% or more of the earning power or net income of the corporation, determined on a consolidated basis; (ii) the issuance or transfer by the corporation or by any subsidiaries thereof of any stock of the corporation or of such subsidiaries having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under any agreement, arrangement or understanding with, the Interested Stockholder or any affiliate or associate thereof; (iv) any reclassification of securities, any recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries; (v) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the voting stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (vi) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credit or tax advantage provided by or through the corporation.

   The Merger Moratorium Statute also purports to prohibit the Interested Stockholder from entering into a Combination with the corporation after such three-year period unless one of three conditions are satisfied: (i) the board of directors of the corporation had, before such person became an Interested Stockholder, approved either the Combination or the purchase of shares that caused the Interested Stockholder to become an Interested Stockholder, (ii) the Combination is approved by the majority of the shares held by "disinterested" stockholders, or (iii) certain "fair price" criteria (including a requirement that the Interested Stockholder and its affiliates and associates have not purchased any additional shares) have been satisfied.


   Absent approval by the Company's Board of the Offer or the Proposed Merger prior to consummation of the Offer, the Merger Moratorium Statute would purport to prohibit, among other things, consummation of the Proposed Merger (or other business combination with the Purchaser or any other subsidiary of CECI) for a period of three years following consummation of the Offer and would place significant pre-conditions on the consummation of any such transaction thereafter. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MERGER AGREEMENT CONDITION BEING SATISFIED. THE PURCHASER INTENDS TO TAKE ANY ACTION NECESSARY TO HAVE ATTEMPTED IMPEDIMENTS TO THE OFFER AND THE PROPOSED MERGER SET ASIDE. IF THE PURCHASER ENTERS INTO THE PROPOSED MERGER AGREEMENT WITH THE COMPANY, SUCH AGREEMENT WILL REQUIRE THE COMPANY'S BOARD TO ADOPT A RESOLUTION PROVIDING, OR TAKE SUCH OTHER CORPORATE ACTION AS MAY BE REQUIRED TO ENSURE, THAT ANY RESTRICTIONS THAT MAY PURPORT TO BE IMPOSED BY THE MERGER MORATORIUM STATUTE ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. SEE INTRODUCTION AND SECTION 12.


   Articles of Incorporation and Bylaws. The Company's Restated Articles of Incorporation (the "Articles") provide that the Company's Board shall be divided into three classes of directors serving staggered three-year terms, with each such class consisting, as nearly as practicable, of one-third of the total number of directors constituting the Company's Board. As a result, approximately one-third of the Company's Board will be elected each year. In addition, the Articles provide that the number of directors shall be fixed from time to time by resolution of the Company's Board or the stockholders within a range of three to 15.

                               31

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


   The Company's Bylaws previously permitted stockholders to act by written consent without a meeting, except for the purpose of electing directors of the Company. However, on October 4, 1994, CECI learned that the Company's Board had amended the Company's Bylaws to require that stockholder action occur only at a regular or special meeting of stockholders rather than by way of written consent solicitation. The Purchaser intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside. See Section 15. Special meetings of stockholders are required to be called upon the request in writing of a majority of the directors then in office or of stockholders owning a majority of the capital stock entitled to vote at such meeting.


   Plans for the Company. In connection with the Offer, CECI and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the Proposed Merger Agreement or otherwise. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, CECI and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, Bylaws, capitalization, management or dividend policy. As described above, however, the Purchaser's ability to effect any such changes or transactions and the timing thereof will depend in part on the Purchaser's ability to gain control of the Company's Board.

   Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of the Company's Board or the Company's management or personnel.


   12. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to, and not in limitation of, the Purchaser's rights to amend the Offer in any respect at any time in its sole discretion, the Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, tendered Shares (subject to Rule 14e-1(c) under the Exchange Act), or may, in the sole discretion of the Purchaser, terminate the Offer as to any Shares not then paid for if (i) at or before the Expiration Date any one or more of the Minimum Tender Condition, the Merger Agreement Condition, the Financing Condition or the CECI Stockholder Approval Condition shall not have been satisfied or (ii) on or after the date of this Offer to Purchase, and at or before the time of payment for any of such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:


       (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Purchaser or any other affiliates of CECI, the consummation by the Purchaser or any other affiliates of CECI of a merger or other business combination with the Company, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination,
    (ii) seeking to prohibit the ownership or operation by CECI, the Purchaser or any other affiliates of CECI of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel CECI, the Purchaser or any other affiliates of CECI to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of CECI, the Purchaser or any other affiliates of CECI to conduct their business or own such assets, (iii) seeking to impose or confirm limitations on the ability of CECI, the Purchaser or any other affiliates of CECI effectively to exercise full rights of ownership of the

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

    Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by CECI, the Purchaser or any other affiliates of CECI of any Shares, (v) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect CECI, the Purchaser or any other affiliates of CECI or the value of the Shares, or (vi) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or other), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships; provided that the condition specified in this paragraph (a) shall not be deemed to exist by reason of any court proceeding pending on the date hereof and known to the Purchaser, unless in the sole judgment of the Purchaser there is any adverse development in any such proceeding after the date hereof, or before the date hereof if not known to the Purchaser on the date hereof, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) above;

       (b) there shall be any action taken, or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (i) to the Purchaser, CECI or any affiliate of CECI or (ii) to the Offer or the Proposed Merger or other similar business combination by the Purchaser or any affiliate of CECI with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to any such Proposed Merger or business combination, which, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

       (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or other), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Purchaser, is or may be materially adverse, or the Purchaser shall have become aware of any fact which, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser;

       (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or any material adverse change in prices generally of shares on the NYSE or the NNM, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States,
    (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of the Purchaser, might affect the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;


       (e) other than the redemption of the Rights at the Redemption Price, the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the present terms thereof) of employee stock options outstanding on the date of this Offer to Purchase, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or


                               33

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


    rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (vi) incurred any debt otherwise than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the Purchaser's sole opinion could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to the Purchaser, (ix) entered into any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, or taken any action to fund, secure or accelerate the funding of compensation or benefits provided for one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, or (xi) amended or authorized or proposed any amendment to its certificate of incorporation or Bylaws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;


       (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% or any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the Commission on the date of this Offer to Purchase, (ii) any such person, entity or group which before the date of this Offer to Purchase had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (iv) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

       (g) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

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


       (h) the Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements that are or may be materially adverse to the value of the Shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the acquisition of control of the Company); or


       (i) CECI or the Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer, including without limitation, the expiration or termination of the waiting period under the HSR Act;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in the sole discretion of the Purchaser. Any determination by the Purchaser concerning any event described in this Section 12 shall be final and binding upon all parties.


   13. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares in the Offer will be approximately $434 million. The Purchaser estimates that approximately an additional $176 million will be required to effectuate the Proposed Merger. The Purchaser will obtain such funds through borrowings from commercial banks and other financial institutions and through a capital contribution by CECI from CECI's general corporate funds, which at June 30, 1994 aggregated $379.5 million.

   The Purchaser anticipates that approximately one-half of the cash required to purchase Shares and Rights pursuant to the Offer and the Proposed Merger will be provided through a secured bank credit facility on terms and conditions to be determined. Although CECI's financial advisor has confirmed, on the basis of discussions with a number of proposed lenders, to the Purchaser its belief that the Purchaser can conclude the establishment of this facility on a timely basis, CECI has not yet received binding commitments from commercial banks to provide the required bank credit facility. Although no definitive plan or arrangement for repayment of borrowings under the credit facilities has been made, CECI anticipates such borrowings will be repaid with internally generated funds and from other sources which may include the proceeds of future equity or debt financings. No plans or arrangements have been made for any future financings.


   This Offer constitutes neither an offer to sell nor solicitation of an offer to buy any securities to be sold in connection with the Proposed Merger or any financing for the Offer.


   14. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then, subject to the provisions of Section 13, the Purchaser may, in its sole judgment, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).


   If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the Shares, payable or distributable to stockholders of record on a date before the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the

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


Offer, then, subject to the provisions of Section 12, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering stockholder for the account of the Purchaser and shall be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

   Notwithstanding the foregoing provisions of this Section 14, if the Rights are redeemed by the Company's Board in accordance with the terms of the Rights Agreement, tendering stockholders who are holders of record as of the applicable record date will be entitled to receive and retain the Redemption Price for each Right in accordance with the Rights Agreement.

   15. CERTAIN LEGAL MATTERS. Except as otherwise disclosed herein, on the basis of an examination of publicly available filings with respect to the Company, the Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought. The Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of Shares pursuant to the Offer pending such approval or other action. There cannot be any assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer pursuant to
Section 12.

   Pending Litigation. On October 3, 1994, the Company filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV94-06160, against CECI in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that (i) the Company's Board properly discharged its fiduciary obligations in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such documents were valid and binding, and
(ii) the Merger Moratorium Statute is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. On October 5, 1994, CECI removed this action to the United States District Court for the District of Nevada. CECI intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside.

   On September 20, 1994, William Steiner, a stockholder of the Company, filed a class action complaint entitled William Steiner, et al. v. Paul M. Pankratz, et al., Case No. 680986, against the Company and its directors in the Superior Court of the State of California in and for the County of San Diego, alleging, among other things, that the Company's stockholders have been, and continue to be, deprived of the opportunity to fully realize the benefits of their investment in the Company as a result of the directors' refusal to properly consider CECI's offer for the Company, which actions are alleged to constitute unfair dealing and a breach of fiduciary duty. As relief, the complaint seeks an order directing the Company's directors to carry out their fiduciary duties to the Company's stockholders by cooperating fully with CECI or any other entity making a bona fide offer for the Company, as well as damages and costs.

   On October 4, 1994, Charles Miller, a stockholder of the Company, filed a class action complaint entitled Charles Miller, et al. v. Magma Power Company, et al., Case No. CV94-06187, against the Company, its directors and The Dow Chemical Company in the Second Judicial District Court of the State of Nevada in and for the County of Washoe, alleging, among other things, that the defendants' unwillingness to seriously consider CECI's proposal to acquire the Company and its implementation of defensive measures constitute breaches of the fiduciary duty owed to the Company's stockholders. As

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


relief, the complaint seeks a declaration that defendants have breached their fiduciary duties, an order directing the defendants to fairly evaluate alternatives designed to maximize value for the Company's stockholders, and an injunction with respect to the implementation of the Company's "poison pill" or other defensive measures, as well as damages and costs.

   State Takeover Laws. A number of states (including Nevada) have adopted laws and regulations containing restrictions that apply to offers to acquire securities of corporations which are incorporated and/or have assets, stockholders and/or conduct business therein. In 1982, the United States Supreme Court in Edgar v. Mite Corp. invalidated on constitutional grounds the Illinois Business Takeovers Statute which, as a matter of state securities law, imposed procedural requirements of additional filings, a waiting period and a fairness hearing on tender offers, on the ground that the requirements imposed by the state takeover statute which made takeovers of corporations meeting certain requirements more difficult, conflicted with federal law. The reasoning in that decision is likely to apply to other state takeover statutes that purport to impose similar requirements on the Offer.

   In 1987, the United States Supreme Court in CTS Corp. v. Dynamics Corp. of America held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation, without the prior approval of a majority vote of those stockholders of the corporation who had no interest in the acquisition and who were neither officers nor directors and employees of the corporation, provided that such laws were applicable only to Indiana corporations. Subsequently, certain United States District Courts have ruled that state takeover statutes, even of the type upheld in CTS Corp., are unconstitutional insofar as they apply to corporations incorporated outside that state. In TLX Acquisition Corp. v. Telex Corp., a United States District Court in Oklahoma ruled that Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly in Tyson Foods, Inc. v. McReynolds, a United States District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as they applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. The reasoning of these cases may indicate that application of the takeover statutes of states other than Nevada to the Offer could be unconstitutional.


   Various states, including Nevada, also have enacted merger moratorium statutes that regulate the circumstances under which a corporation may merge or enter into other business combinations with an acquiror of certain percentages of their outstanding stock. In Amanda Acquisition Corp. v. Universal Foods Corp., the United States Court of Appeals for the Seventh Circuit held that the state of Wisconsin could, as a matter of state law, prohibit for a period of three years, a Wisconsin corporation from entering into certain business combinations, including a merger, with a holder of 10% or more of the outstanding stock of the corporation, unless the corporation's Board of Directors had approved the transaction prior to the time the acquiror purchased its 10% interest in the corporation. Certiorari to the United States Supreme Court was denied.


   The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have enacted takeover statutes. The Purchaser does not know whether any or all of these statutes will by their terms apply to the Offer. To the extent that state takeover statutes (including the Merger Moratorium Statute) and regulations purport to apply to the Offer and the Proposed Merger, and contain provisions that impose requirements that conflict with the United States Constitution or conflict with the federal securities laws applicable to the Offer and the Proposed Merger, the Purchaser believes that such statutes and regulations are unconstitutional and/or preempted by federal law. Should the Company, any government agency or official or any other person seek to apply any such statute to the Offer, the Purchaser will take such action as then appears desirable and may contest the validity of such statutes and the application of such statutes to the Offer in appropriate judicial or administrative proceedings. If it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities, and, if enjoined, the Purchaser may be unable to purchase Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In the circumstances described above, the Purchaser may not be obliged to purchase any Shares tendered. See Section 12.


   Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The Offer is subject to these requirements. See Section 2.


   Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, purchases cannot be made until the expiration of a 15-day waiting period after October 21, 1994, the date on which certain required information and documentary material will be furnished by the Purchaser to the FTC and the Antitrust Division with respect to the Offer, unless both the FTC and the Antitrust Division terminate the waiting period with respect thereto. If, within such 15-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material relevant to the Offer, the waiting period will be extended for an additional period of ten days following the date of substantial compliance with such requests. Accordingly, the required waiting period will expire at 11:59 P.M., New York City time, on October 21, 1994, unless a request for additional information or documentary material is received before then. Thereafter, the waiting period could be extended only by court order or with the Purchaser's consent.


   A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirement imposed by the HSR Act has been satisfied.

   The Antitrust Division, the FTC and state authorities frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any of such transactions, the Antitrust Division, the FTC or state authorities could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or otherwise or the consummation of the Proposed Merger, or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company. Private parties may also seek to take action under the antitrust laws. The Purchaser believes that the acquisition of Shares pursuant to the Offer will not violate the antitrust laws. However, there can not be any assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 12 for certain conditions of the Offer, including conditions with respect to injunctions and certain governmental actions.


   16. FEES AND EXPENSES. Gleacher & Co. Inc. ("Gleacher") is acting as financial advisor to the Purchaser and CECI in connection with the transactions described in this Offer, as Dealer Manager for the Offer and as co-arranger of the debt financing. Lehman Brothers Inc. ("Lehman") is also acting as financial advisor to the Purchaser and CECI and as co-arranger of the debt financing.


   CECI has agreed to pay Gleacher a fee of (a) $250,000 payable upon the public announcement of an offer to acquire at least 50.1% of the Shares; (b) $500,000 payable 45 calendar days after the commencement of a tender or exchange offer, assuming the offer is outstanding at such time; and (c) $4,000,000 payable upon completion of the direct or indirect acquisition by CECI, whether alone or in partnership with another company, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of the Company. Any fees payable in (a) or (b) above will be credited against the fee described in (c). CECI has also agreed to pay Gleacher a fee equal to .25% of the principal amount of debt financing arranged in connection with such acquisition. Gleacher will also be reimbursed for its out-of-pocket expenses in connection with its engagement in connection with the Offer, including the reasonable fees and expenses of its counsel. CECI has also agreed to indemnify Gleacher and certain related persons against certain losses, claims, damages or liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.


   CECI has agreed to pay Lehman a fee of $1,000,000 payable upon the completion of the direct or indirect acquisition by CECI (whether alone or in partnership with another company, by merger, acquisition of securities, or otherwise), of 50.1% or more of the equity securities of the Company or any of the businesses or assets of the Company. CECI has also agreed to pay Lehman a fee equal to .25% of the principal amount of debt financing arranged in connection with such acquisition. CECI has also agreed to indemnify Lehman and certain related persons against certain losses, claims, damages or liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.


   MacKenzie Partners, Inc. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

   In addition, IBJ Schroder Bank & Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

   Neither CECI nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.


   17. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Gleacher or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


   The Purchaser has filed with the Commission a Statement on Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 of this Offer to Purchase.

   No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

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

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER, CECI AND PKS


   The following information sets forth the name, business address and present principal occupation and five year employment history of each of the directors and executive officers of the Purchaser, CECI and PKS. Each of the directors and executive officers is a citizen of the United States. Unless otherwise indicated, the business address of (i) each of the directors and executive Officers of CECI and the Purchaser named below is 10831 Old Mill Road, Omaha, Nebraska 68154 and (ii) each of the directors and executive officers of PKS named below is 1000 Kiewit Plaza, Omaha, Nebraska 68131. Although information is provided herein with respect to PKS, by furnishing such information CECI is expressing no view with respect to whether or not PKS may be deemed to be a control person of CECI.

DIRECTORS AND EXECUTIVE OFFICERS OF CECI


         NAME            AGE                        POSITION
- - ---------------------  -----  --------------------------------------------------
David L. Sokol ....... 38     President and Chief Executive Officer, Chairman
                               of the Board of Directors, Director
Thomas R. Mason ...... 50     Senior Vice President, Engineering, Construction
                               and Operations
Steven A. McArthur  .. 36     Senior Vice President, General Counsel and
                               Secretary
Donald M. O'Shei, Sr.  60     Senior Vice President, Asia Division
John G. Sylvia ....... 35     Senior Vice President, Chief Financial Officer
                               and Treasurer
Gregory E. Abel ...... 32     Vice President, Chief Accounting Officer and
                              Controller
Edward F. Bazemore  .. 57     Vice President, Human Resources
David W. Cox ......... 38     Vice President, Legislative and Regulatory Affairs
Vincent B. Fesmire  .. 53     Vice President, Development and Implementation
Dale R. Schuster  .... 42     Vice President, Administration
Edgar D. Aronson  .... 59     Director
Judith E. Ayres ...... 49     Director
James Q. Crowe ....... 44     Director
Richard K. Davidson  . 52     Director
Ben Holt ............. 80     Director
Richard R. Jaros  .... 42     Director
Everett B. Laybourne   82     Director
Herbert L. Oakes, Jr.  47     Director
Walter Scott, Jr.  ... 62     Director
Barton W. Shackelford  73     Director
David E. Wit ......... 32     Director


   David L. Sokol, 38, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Sokol has served as President and Chief Executive Officer of CECI since April 19, 1993, as Chairman of the Board of Directors since May 5, 1994 and has been a director of CECI since March 1991. Formerly, Mr. Sokol was Chairman, President and Chief Executive Officer of CECI from February 1991 until January 1992. Mr. Sokol has served as Chairman, President and Chief Executive Officer of the Purchaser since its formation on September 22, 1994. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company, the largest stockholder of CECI and a wholly owned subsidiary of PKS. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

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

    Thomas R. Mason, 50, Senior Vice President, Engineering, Construction and Operations. Mr. Mason joined CECI in March 1991. From October 1989 to March 1991, Mr. Mason was Vice President and General Manager of Kiewit Energy Company. Mr. Mason acted as a consultant in the energy field from June 1988 to October 1989. Prior to that, Mr. Mason was Director of Marketing for Energy Factors, Inc., a non-utility developer of power facilities.

   Steven A. McArthur, 36, Senior Vice President, General Counsel and Secretary. Mr. McArthur joined CECI in February 1991. Mr. McArthur has served as a director, Senior Vice President, General Counsel and Secretary of the Purchaser since its formation on September 22, 1994. From 1988 to 1991 he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988 he was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.


   Donald M. O'Shei, Sr., 60, Senior Vice President, Asia Division and President, CE International, Ltd. General O'Shei was in charge of engineering and operations for CECI from October 1988 until October 1991. He rejoined CECI as a Vice President in August 1992. Previously he was President and Chief Executive Officer of AWD Technologies, Inc., a hazardous waste remediation firm, and President and General Manager of its predecessor company, Atkinson-Woodward Clyde. He was a brigadier general in the U.S. Army prior to joining the Guy F. Atkinson Co. in 1982 as Director of Corporate Planning and Development.


   John G. Sylvia, 35, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Sylvia joined CECI in 1988. Mr. Sylvia has served as a director, Senior Vice President, Chief Financial Officer and Treasurer of the Purchaser since its formation on September 22, 1994. From 1985 to 1988, Mr. Sylvia was a Vice President in the San Francisco office of the Royal Bank of Canada, with responsibility for corporate and capital markets banking. From 1986 to 1990, Mr. Sylvia served as an Adjunct Professor of Applied Economics at the University of San Francisco. From 1982 to 1985, Mr. Sylvia was a Vice President with Bank of America.


   Gregory E. Abel, 32, Vice President, Chief Accounting Officer and Controller. Mr. Abel joined CECI in 1992. Mr. Abel is a Chartered Accountant and from 1984 to 1992 he was employed by Price Waterhouse. As a Manager in the San Francisco office of Price Waterhouse, he was responsible for clients in the energy industry.


   Edward F. Bazemore, 57, Vice President, Human Resources. Mr. Bazemore joined CECI in July 1991. From 1989 to 1991, he was Vice President, Human Resources, at Ogden Projects, Inc. in New Jersey. Prior to that, Mr. Bazemore was Director of Human Resources for Ricoh Corporation, also in New Jersey. Previously, he was Director of Industrial Relations for Scripto, Inc. in Atlanta, Georgia.


   David W. Cox, 38, Vice President, Legislative and Regulatory Affairs. Mr. Cox joined CECI in 1990. From 1987 to 1990 Mr. Cox was a Vice President with Bank of America N.T. & S.A. in the Consumer Technology and Finance Group. From 1984 to 1987, Mr. Cox held a variety of management positions at First Interstate Bank.


   Vincent B. Fesmire, 53, Vice President, Development and Implementation. Mr. Fesmire joined the Company in October 1993. Prior to joining CECI, Mr. Fesmire was employed for 19 years with Stone & Webster, an engineering firm, serving in various management level capacities with an expertise in geothermal design engineering.


   Dale R. Schuster, 42, Vice President , Administration. Mr. Schuster joined CECI in July 1994. From 1994 until joining CECI, he was Senior Vice President and General Manager of AutoInfo, Inc., a software development and information systems company, and prior to that, Vice President and General Manager of ValCom, Inc.

   Edgar D. Aronson, 59. Mr. Aronson has been a director of CECI since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

    Judith E. Ayres, 49. Ms. Ayres has been a director of CECI since July 1990. Since 1989 Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President/Principal of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

   James Q. Crowe, 44. Mr. Crowe has been a director of CECI since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc., a publicly traded company in which PKS holds a majority ownership interest. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a [major] subsidiary of PKS. Before joining Kiewit Industrial Company in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of C-TEC Corporation, a publicly traded company in which PKS holds a majority ownership interest.


   Richard K. Davidson, 52. Mr. Davidson was appointed a director of CECI in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since 1991. From 1989 to 1991 he was Executive Vice President--Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President--Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial, Inc., Chicago & Northwestern Holdings Corporation and Missouri Pacific Railroad Company.


   Ben Holt, 80. Mr. Holt has been a director of CECI since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer, of The Ben Holt Co., an engineering firm located in Pasadena, California, which CECI acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to CECI. Mr. Holt is a beneficial owner of 3,763 Shares, representing less than 1% of the outstanding Shares.

   Richard R. Jaros, 42. Mr. Jaros has been a director of CECI since March 1991. Mr. Jaros served as Chairman of the Board from April 19, 1993 to May 5, 1994 and served as President and Chief Operating Officer of CECI from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of PKS and is currently an Executive Vice President and a director of PKS. Mr. Jaros serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both of which are publicly traded companies in which PKS holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of PKS.

   Everett B. Laybourne, 82. Mr. Laybourne has been a director of CECI since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as a Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an of counsel capacity. He continues in the practice of law in Los Angeles.

   Herbert L. Oakes, Jr., 47. Mr. Oakes has been a director of CECI since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities. From 1988 to the present, Mr. Oakes has served as a Managing Director of Oakes, Fitzwilliams, Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies, Inc., Harcor Energy Inc. and New World Power Corporation.


   Walter Scott, Jr., 62. Mr. Scott has been a director of CECI since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of CECI from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of PKS, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both publicly traded companies in which PKS holds a majority ownership interest.

    Barton W. Shackelford, 73. Mr. Shackelford has been a director of CECI since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

   David E. Wit, 32. Mr. Wit has been a director of CECI since April 1987. He is co-founder and Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc. Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.


DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

   The names of each director of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of CECI" above.


        NAME           AGE
- - -------------------  -----
David L. Sokol ..... 38
Steven A. McArthur   36
John G. Sylvia ..... 35


   All current executive officers of CECI hold the same offices at the Purchaser. See "Directors and Executive Officers of CECI" above.


DIRECTORS AND EXECUTIVE OFFICERS OF PKS


   Richard W. Colf, 51. Mr. Colf became a director of PKS in 1994. Mr. Colf has been a director of Kiewit Construction Group Inc. since 1992 and a Vice President of Kiewit Pacific since 1987.

   James Q. Crowe (see "Directors and Executive Officers of CECI" above).

   Robert B. Daugherty, 72. Mr. Daugherty has been a director of PKS since 1986. He serves as Chairman of the Board of Valmont Industries, Inc. and is a director of KN Energy, Inc. Mr. Daugherty's business address is 8805 Indian Hill Drive, Guarantee Centre, Suite 225, Omaha, Nebraska 68114.

   Richard Geary, 59. Mr. Geary has been a director of PKS since 1988. Mr. Geary is employed as an Executive Vice President of KCG and President of Kiewit Pacific Co., a subsidiary of PKS.

   Bruce E. Grewcock, 40. Mr. Grewcock became a director of PKS in 1994. Mr. Grewcock has been President (since 1992), a Senior Vice President
(1992-1992), and a Vice President (1987-1991) of Kiewit Mining Group Inc., a subsidiary of PKS.

   Charles M. Harper, 66. Mr. Harper has been a director of PKS since 1986. Mr. Harper is the Chairman of the Board and Chief Executive Officer of RJR Nabisco Holdings Corp. and formerly served as the Chairman of the Board of ConAgra, Inc. Mr. Harper's business address is One Central Park Plaza, Suite 1500, Omaha, Nebraska 68102.

   Richard R. Jaros (see "Directors and Executive Officers of CECI" above).

   Robert E. Julian 55. Mr. Julian has been a director since 1987, Executive Vice President-Chief Financial Officer of PKS since 1991 and Vice President-Chief Financial Officer of PKS from 1989 to 1991. Mr. Julian was Vice President-Chief Financial Officer of PKS from 1984 to 1991. Mr. Julian is a director of Kiewit Diversified Group Inc., a wholly owned subsidiary of PKS ("KDG"). In addition, Mr. Julian has been a director of MFS Communications Company since January 1992 and of C-TEC Corporation since December 1993.

   Leonard W. Kearney, 53. Mr. Kearney has been a director of PKS since 1989. He is the President of Kiewit Construction Company and Kiewit Western Co. and a Vice President of KDG.

   Peter Kiewit, Jr., 68. Mr. Kiewit has been a director of PKS since 1966 and is Of Counsel to the law firm of Gallagher & Kennedy, Phoenix, Arizona.

   Walter Scott (see "Directors and Executive Officers of CECI" above).

    Kenneth E. Stinson, 52. Mr. Stinson has been an Executive Vice President of PKS since 1991 and a director of PKS since 1987. He formerly served as a Vice President of PKS. He has been the President of Kiewit Construction Group Inc., an affiliate of PKS ("KCG"), since 1992 and a director of such company since 1986. In addition, Mr. Stinson served as President of Kiewit Coal Properties Inc., an affiliate of PKS from 1989 to 1992 and a director of such company since prior to 1988. Mr. Stinson is also a director of KDG, MFS Communications Company, Inc. and C-TEC Corporation.

   George B. Toll, Jr., 58. Mr. Toll is a director of PKS and serves as an Executive Vice President of KDG.

                                 SCHEDULE II

                      SCHEDULE OF TRANSACTIONS IN SHARES
                           DURING THE PAST 60 DAYS
                          BY THE PURCHASER AND CECI

                       SHARES      PRICE PER
 TRANSACTION DATE     ACQUIRED*     SHARE**
- - ------------------  -----------  -----------
September 15, 1994   50,000      $27.25
September 15, 1994   50,000       27.62
September 16, 1994  100,000       28.00
 Total ............ 200,000

    * All transactions set forth in the table above were effected by the Purchaser through a registered broker on the NNM.

   ** All prices are exclusive of commissions.

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:


                      IBJ SCHRODER BANK & TRUST COMPANY
                              Telephone Number:
                                (212) 858-2103


By Mail:                  By Facsimile:          By Hand or Overnight Delivery:
P.O. Box 84               (212) 858-2611         One State Street
Bowling Green Station     Attn: Reorganization   New York, New York 10004
New York, New York        Operations Department  Attn: Reorganization
10274-0084                                       Operations Department
Attn: Reorganization
Operations Department

                          Confirm Facsimile by
                          Telephone: (212) 858-2103


   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                   The Information Agent for the Offer is:

                                 MacKenzie
                               Partners, Inc.
                                  [LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                           (212) 929-5500 (Collect)
                                      or
                        CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.
                              660 Madison Avenue
                           New York, New York 10021
                                (212) 418-4206